Exhibit 10.1

J.P. MORGAN REIT OPERATING PARTNERSHIP, L.P.,

as Initial Borrower

and

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.,

as Initial Guarantor

REVOLVING CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as Sole Lead Arranger and Sole Bookrunner

August 31, 2022

TABLE OF CONTENTS

Page

1. DEFINITIONS		1
1.01	Defined Terms	1
1.02	Loan Types	35
1.03	Other Interpretive Provisions	35
1.04	Times of Day	36
1.05	Accounting Terms	36
1.06	Letter of Credit Amounts	37
1.07	Term SOFR Notification	37

2. LOANS AND LETTERS OF CREDIT		37
2.01	Revolving Credit Commitment	37
2.02	Borrowings of Loans	38
2.03	Minimum Loan Amounts	38
2.04	Funding	38
2.05	Interest	39
2.06	Determination of Rate	39
2.07	Letters of Credit	39
2.08	Payment of Borrower Guaranties	47
2.09	Use of Proceeds and Letters of Credit	47
2.10	Unused Commitment Fee	48
2.11	Administrative Agent and Arranger Fees	48
2.12	Letter of Credit Fees	48
2.13	Computation of Interest and Fees	49
2.14	Increase in the Maximum Commitment	49
2.15	Extension of Stated Maturity Date	50
2.16	Cash Collateral	51
2.17	Defaulting Lenders	52
2.18	Additional Borrowers, Guarantors and Intermediaries.	54
2.19	Joint and Several Liability	58

3. PAYMENT OF OBLIGATIONS		58
3.01	Notes	58
3.02	Payment of Interest	59
3.03	Payments of Obligation	59
3.04	Mandatory Prepayment	61
3.05	Voluntary Prepayments	62
3.06	Reduction or Early Termination of Commitments	62
3.07	Lending Office	62

4. CHANGE IN CIRCUMSTANCES		63
4.01	Taxes	63
4.02	Funding Indemnification. If:	67
4.03	Illegality	68
4.04	Adequacy of Interest Rate; Benchmark Replacement	68
4.05	Increased Costs Generally	70
4.06	Mitigation Obligations; Replacement of Lenders	71

i

5. SECURITY		72
5.01	Liens and Security Interest	72
5.02	Collateral Accounts; Capital Calls	73
5.03	Subordination of Claims	74

6. GUARANTY		75
6.01	Guaranty of Payment	75
6.02	Obligations Unconditional	75
6.03	Modifications	76
6.04	Waiver of Rights	76
6.05	Reinstatement	76
6.06	Remedies	76
6.07	Subrogation	77
6.08	Joint and Several Liability	77

7. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		77
7.01	Conditions to Initial Credit Extension	77
7.02	All Loans and Letters of Credit	80
7.03	Qualified Borrower Loans and Letters of Credit	81

8. REPRESENTATIONS AND WARRANTIES		82
8.01	Organization and Good Standing	82
8.02	Authorization	83
8.03	No Conflicts or Consents	83
8.04	Enforceable Obligations	83
8.05	Priority of Liens	83
8.06	Financial Condition	83
8.07	Full Disclosure	83
8.08	No Default	84
8.09	No Litigation	84
8.10	Material Adverse Change	84
8.11	Taxes	84
8.12	Jurisdiction of Formation; Principal Office	84
8.13	ERISA Compliance	84
8.14	Compliance with Law	84
8.15	Hazardous Substances	84
8.16	Limited Partnership Company Structure	85
8.17	Capital Commitments and Contributions	85
8.18	Investor Documents	85
8.19	No Defenses	85
8.20	Fiscal Year	85
8.21	Investment Company Act	85
8.22	Margin Stock	86
8.23	Anti-Corruption Laws; Sanctions	86
8.24	Affected Financial Institution	86
8.25	No Brokers	86
8.26	Solvency	86
8.27	Investments	86
8.28	Insurance	86
8.29	Beneficial Ownership	86

9. AFFIRMATIVE COVENANTS		87
9.01	Financial Statements, Reports and Notices	87
9.02	Electronic Delivery	89
9.03	Loan Party Materials	90

9.04	Payment of Taxes	90
9.05	Maintenance of Existence and Rights	90
9.06	Notice of Default, Exclusion Events, JPM Initial Investor Capital Event; Final Closing Date	90
9.07	Other Notices	91
9.08	Compliance with Loan Documents and Constituent Documents	91
9.09	Books and Records; Access	91
9.10	Compliance with Law	91
9.11	Insurance	91
9.12	Authorizations and Approvals	92
9.13	Maintenance of Liens	92
9.14	Further Assurances	92
9.15	Subscription Agreements	92
9.16	Anti-Corruption Laws; Anti-Money Laundering Compliance and Sanctions	92
9.17	Covenants of Qualified Borrowers	92
9.18	Returned Capital	92

10. NEGATIVE COVENANTS		93
10.01	Mergers, Dissolution, Loan Party Information	93
10.02	Negative Pledge	93
10.03	Fiscal Year and Accounting Method	94
10.04	Constituent Documents	94
10.05	Transfer by, or Admission of, Investors	95
10.06	Capital Commitments	96
10.07	ERISA Compliance	96
10.08	Environmental Matters	96
10.09	Margin Stock	96
10.10	Limitations on Dividends and Distributions	96
10.11	Limitation on Debt	97
10.12	Limitations on General Partner	97
10.13	Limitation on Guarantor	97
10.14	Sanctions	97
10.15	Anti-Corruption Laws	97
10.16	Alternative Investment Vehicles	97

11. EVENTS OF DEFAULT		98
11.01	Events of Default	98
11.02	Remedies Upon Event of Default	100
11.03	Performance by Administrative Agent	100
11.04	Application of Funds	100

12. ADMINISTRATIVE AGENT		101
12.01	Appointment and Authority	101
12.02	Rights as a Lender	101
12.03	Exculpatory Provisions	102
12.04	Reliance	103
12.05	Delegation of Duties	103
12.06	Resignation of Administrative Agent	103
12.07	Non-Reliance on Administrative Agent and Other Lenders	104
12.08	No Other Duties, Etc.	105
12.09	Administrative Agent May File Proofs of Claim	105
12.10	Collateral Matters	106
12.11	Certain ERISA Matters	106
12.12	Erroneous Payments	107

13. MISCELLANEOUS		108
13.01	Amendments	108
13.02	Right of Setoff	110
13.03	Sharing of Payments by Lenders	111
13.04	Payments Set Aside	112
13.05	No Waiver; Cumulative Remedies; Enforcement	112
13.06	Expenses; Indemnity; Damage Waiver	112
13.07	Notices	114
13.08	Governing Law	116
13.09	WAIVER OF JURY TRIAL	117
13.10	Invalid Provisions	118
13.11	Successors and Assigns	118
13.12	Replacement of Lenders	122
13.13	Maximum Interest	123
13.14	Headings	123
13.15	Survival of Representations and Warranties	123
13.16	Limited Liability of Investors	123
13.17	Confidentiality	124
13.18	USA Patriot Act; KYC Notice	124
13.19	No Advisory or Fiduciary Responsibility	125
13.20	Electronic Execution of Assignments and Certain Other Documents.	125
13.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	126
13.22	Counterparts; Integration; Effectiveness	126
13.23	Acknowledgment Regarding Any Supported QFCs	127

SCHEDULES

SCHEDULE 1.01:	Lender Commitments
SCHEDULE 1.01A:	Loan Party Information and Structure Chart
SCHEDULE 2.01:	Exclusion Event Annex
SCHEDULE 10.04	Proposed Amendment to Initial Borrower’s Governing Agreement
SCHEDULE 13.07:	Addresses for Notice

EXHIBITS

EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Revolving Credit Note
EXHIBIT C	Loan Notice
EXHIBIT D:	Request for Letter of Credit
EXHIBIT E:	Qualified Borrower Promissory Note
EXHIBIT F	Qualified Borrower Letter of Credit Promissory Note
EXHIBIT G	Qualified Borrower Guaranty
EXHIBIT H-1:	Guarantor Security Agreement
EXHIBIT H-2: EXHIBIT H-3	Intermediary Security Agreement Initial Borrower Security Agreement
EXHIBIT I-1:	Guarantor Assignment of Collateral Account
EXHIBIT I-2: EXHIBIT I-3	Intermediary Assignment of Collateral Account Initial Borrower Assignment of Collateral Account
EXHIBIT J:	Assignment and Assumption

EXHIBIT K:	Compliance Certificate
EXHIBIT L:	Facility Increase Request
EXHIBIT M:	Facility Extension Request
EXHIBIT N:	Facility Reduction Request
EXHIBIT O-1:	Borrower Joinder Agreement
EXHIBIT O-2:	Guarantor Joinder Agreement
EXHIBIT P:	Borrowing Base Certificate
EXHIBIT Q:	Forms of U.S. Tax Compliance Certificates
EXHIBIT R: EXHIBIT S: EXHIBIT T:	Omnibus Acknowledgment, Consent, and Confirmation Form of Investor Acknowledgment and Consent Form of Subscription Agreement

v

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of August 31, 2022 by and among J.P. MORGAN REIT OPERATING PARTNERSHIP, L.P., a Delaware limited liability company (“Initial Borrower”), J.P. MORGAN REAL ESTATE INCOME TRUST, INC., a Maryland corporation (“Initial Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “U.S. Bank”), as Administrative Agent and Letter of Credit Issuer, and the Lenders (as each such term is defined herein).

Initial Borrower has requested that Lenders make loans and cause the issuance of letters of credit to the Borrower Parties for the principal purposes of providing working capital to the Borrower Parties; financing the costs and other expenses to be incurred by the Borrower Parties in connection with making investments permitted under their Constituent Documents; and financing the costs of other undertakings by the Borrower Parties permitted under their Constituent Documents;

Lenders are willing to lend funds and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS.

1.01 Defined Terms. As used in this Credit Agreement, the following terms have the meanings set forth below:

“Account Holding Pledgor” means each Pledgor required to execute an Assignment of Account pursuant to Section 5.02, including, for the avoidance of doubt, Initial Borrower and Initial Guarantor.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” means U.S. Bank in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, means such successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address as set forth on Schedule 13.07, or such other address or, as appropriate, account as Administrative Agent may from time to time notify the Borrower Parties and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled By, or is Under Common Control With, the Person specified.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) zero and (b) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective from the effective date of such change.

“Alternative Investment Vehicle” means any Person other than a Guarantor, a Borrower or General Partner that has the right to enforce any Capital Commitment or to otherwise call, demand or receive any Capital Commitment or Capital Contribution.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Loan Party, as applicable.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Loan Parties, General Partner and their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Margin” means, with respect to interest rate spreads and letter of credit fees, the Applicable Margin set forth in the table below that corresponds to the applicable type of Loan or Letter of Credit:

Type of Loan	JPM Initial Investor’s Share of Borrowing Base	Applicable Margin
Base Rate Loan	Greater than fifty percent (50%)	1.65%
Base Rate Loan	Equal to or less than fifty percent (50%)	1.55%
Term SOFR Rate Loan	Greater than fifty percent (50%)	1.65%
Term SOFR Rate Loan	Equal to or less than fifty percent (50%)	1.55%
Letter of Credit	Greater than fifty percent (50%)	1.65%
Letter of Credit	Equal to or less than fifty percent (50%)	1.55%

“Applicable Percentage” means with respect to any Lender at any time with respect to all (a) Credit Extensions (including risk participations in Letters of Credit), (b) other interest and fees payable and (c) reimbursement obligations, the percentage (carried out to the ninth decimal place) of the Maximum Commitment represented by the amount of such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the Commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make L/C Credit Extensions has been terminated pursuant to Section 11.02 or if the Commitments have expired, then the Applicable Percentage of each Lender will be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 (or a replacement Schedule 1.01 issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Requirement” means, for any Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB / Baa2 or higher; (b) an insurance company, a Rating by A.M. Best Company of A- or higher and a Rating of BBB / Baa2 or higher; (c) an ERISA Investor, or the trustee or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB / Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A- / A3 or higher	No minimum
Below A- / A3	85%

(d) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A- / A3 or higher	No minimum
Below A- / A3	85%

and (e) otherwise a Rated Investor, a Rating of BBB / Baa2 or higher.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the Ratings are not equivalent, the Applicable Requirement will be based on the lower of the Ratings. If any Person has only one Rating, then that Rating will apply.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank in its capacity as sole lead arranger and sole bookrunner.

“Assignee” is defined in Section 13.11(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11(b)(iii)), and accepted by Administrative Agent, substantially in the form of Exhibit J or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Assignment of Account” means any Guarantor Assignment of Account or the Intermediary Assignment of Account, as the same may be amended, restated, modified or supplemented from time to time.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other applicable agreement or instrument were accounted for as a Capitalized Lease; and (c) all Synthetic Debt of such Person.

“Auto-Extension Letter of Credit” is defined in Section 2.07(b)(iii).

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Loan Amount” means, at any time, the lesser of: (a) the Maximum Commitment; or (b) the Borrowing Base.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Baseline Net Worth” is defined in clause (k) of the definition of Exclusion Event.

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.05(b), bears interest at the Base Rate.

“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.05(b), bears interest at the Base Rate.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.04(b), the “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has become effective pursuant to Section 4.04(b).

“Benchmark Replacement” means, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrowers as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Alternate Base Rate,” “Borrowing,” “Business Day,” “Interest Period,” “Term SOFR Borrowing,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3); and

(3) in the case of an Early Opt-in Election, the Business Day specified by Administrative Agent in the notice of the Early Opt-in Election provided to the Lenders, so long as Administrative Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3) a public statement or publication of information by any of the entities referenced in clause (2) above announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 4.04(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 4.04(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“BHC Act Affiliate” is defined in Section 13.23.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower Parties” means each Borrower and each Qualified Borrower.

“Borrowers” means, collectively, the Initial Borrower and any other Person that becomes a Borrower hereunder pursuant to Section 2.18(a).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same type made by each of the Lenders.

“Borrowing Base” means, at any time of determination, without duplication, (a) sixty-five percent (65%) of the aggregate Unfunded Commitments of the JPM Initial Investor, plus (b) the sum of (i) ninety percent (90%) of the aggregate Unfunded Commitments of the Included Investors (excluding the portion of (i) Selective Initial Investors’ Capital Commitments exceeding the lesser of (A)(x) $12,000,000 prior to December 31, 2022, (y) $20,000,000 prior to June 23, 2023, and (z) after June 23, 2023, until the Maturity Date, $25,000,000 and (B) 14.5% of the then-current outstanding aggregate Capital Commitments of all Investors, in each case, allocated among each Selective Initial Investor on a Pro Rata Basis, and (ii) Chesapeake Initial Investor’s Capital Commitment exceeding the lesser of (A) $10,000,000 and (B) 14.5% of the then-current outstanding aggregate Capital Commitments of all Investors) and (ii) sixty-five percent (65%) of the aggregate Unfunded Commitments of the Designated Investors.

“Borrowing Base Certificate” means the certification and worksheet/spreadsheet setting forth the calculation showing that the Principal Obligation does not exceed the Available Loan Amount substantially in the form of the Borrowing Base calculation and certification contained in Exhibit P.

“Borrowing Base Deficiency” is defined in Section 3.04(a).

“Borrowing Base Investors” means, collectively, the Included Investors and the Designated Investors, each as evidenced in an Investor Designation Letter.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Call” means a call upon all or any of the Investors or Intermediaries for payment of all or any portion of their Unfunded Commitments.

“Capital Call Notice” means any written notice sent to an Investor or an Intermediary for the purpose of making a Capital Call.

“Capital Commitment” means for any Investor or any Intermediary, its “Commitment” as defined in the applicable Governing Agreement or Subscription Agreement.

“Capital Contribution” means, for any Investor and Intermediary, any contribution of capital made to a Pledgor in response to a Capital Call.

“Capital Event” means (a) any waiver, amendment, cancellation, termination, suspension, excuse, deferral, repurchase, abatement or withdrawal or (b) with respect to any Investor or any Intermediary (other than the JPM Initial Investor), any reduction, in each case, in any manner of the Capital Commitment of any Investor or any Intermediary or the obligation of any Investor or any Intermediary to fund the same pursuant to Capital Calls.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has a meaning correlative to the definition of “Cash Collateralize” below and includes the proceeds of such Cash Collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances, or, if Administrative Agent and the Letter of Credit Issuer agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to: (a) Administrative Agent; and (b) the Letter of Credit Issuer.

“Cash Control Event” will occur if, on any date of determination: (a) an Event of Default has occurred and is continuing; or (b) a Default pursuant to Section 11.01(a), Section 11.01(g) or Section 11.01(h) has occurred and is continuing (including, for the avoidance of doubt, with respect to a Default related to Section 11.01(a), a Borrowing Base Deficiency exists and has not been cured).

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events: (a) with respect to the Initial Guarantor, (i) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Initial Guarantor by Persons who were neither (A) members of the board of directors of the Initial Guarantor as of the Closing Date, nor (B) nominated by the board of directors of the Initial Guarantor nor (C) appointed or approved by directors so nominated; (b) with respect to any Guarantor other than the Initial Guarantor, (i) such Guarantor’s General Partner is removed or otherwise ceases to be the general partner of any Guarantor or (ii) a majority in interest of Investors in any Guarantor notify such Guarantor’s General Partner in writing that they wish to dismiss General Partner as the general partner of such Guarantor in accordance with the relevant Governing Agreement; provided that General Partner may be replaced by an Affiliate of such General Partner without such replacement constituting a Change of Control under this clause (b), provided that such replacement General Partner shall duly execute and deliver to Administrative Agent such documentation as Administrative Agent may reasonably request to evidence the assumption of all obligations by such replacement General Partner and the continuing perfection of the security interests in the Collateral; (c) any General Partner (other than the Initial Guarantor) ceases to be controlled, directly or indirectly, by JPMorgan Chase & Co.; or (d) Initial Guarantor ceases to be the general partner of the Initial Borrower.

“Chesapeake Initial Investor” means Chesapeake Employers’ Insurance Company, a Maryland corporation, in its capacity as an Investor of the Initial Guarantor.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.01 are satisfied, or waived in accordance with Section 13.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Collateral as defined in the Collateral Documents.

“Collateral Account” means each deposit account referenced as a Collateral Account on Schedule 1.01A (or on an amended Schedule 1.01A delivered pursuant hereto).

“Collateral Documents” means, collectively, the security agreements, pledge agreements, assignments or other similar agreements delivered to Administrative Agent pursuant to this Credit Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Administrative Agent for the benefit of Secured Parties, each as amended or supplemented from time to time, including the Security Agreements and the Assignments of Account.

“Commitment” means, as to each Lender, its obligation to: (a) make Loans to the Borrower Parties pursuant to Section 2.01; and (b) purchase risk participations in Letters of Credit; in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Compliance Certificate” is defined in Section 9.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; (c) in the case of a corporation, its certificate or articles of incorporation and its bylaws (as applicable, as the same may be amended from time to time (subject to the terms of this Credit Agreement)); in each case, including the Governing Agreements; (d) the Subscription Agreements and (e) with respect to the Initial Guarantor, the Initial Guarantor’s Indebtedness Policies.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Credit Extension” means each of the following: (a) a Borrowing of Loans; and (b) an L/C Credit Extension.

“Credit Link Documents” means such financial information and documents as may be requested by Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to Administrative Agent in its sole discretion, of the obligations of a Borrowing Base Investor to make Capital Contributions.

“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition, act, or event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, on any day, the lesser of: (a)(i) with respect to any Loan, the rate of interest applicable to such Loan, plus the Applicable Margin for such Loan, plus 2% per annum; (ii) with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum; or (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied, and specifically identifying in such writing each such condition precedent, or (ii) pay to Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified the Borrower Parties, Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder, states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied, and specifically identifies such condition precedent, together with any applicable default), (c) has failed, within three Business Days after written request by Administrative Agent or the Borrower Parties, to confirm in writing to Administrative Agent and the Borrower Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by

Administrative Agent and the Borrower Parties), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-in Action; provided that a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which will be delivered by Administrative Agent to the Borrower Parties, the Letter of Credit Issuer and each other Lender promptly following such determination.

“Delaware LLC” means any limited liability company organized or formed under the laws of the state of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive territory-wide Sanction from time to time (at the time of this Credit Agreement, Crimea, Cuba, Iran, Syria, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Designated Investor” means an Investor: (a) that has been so designated by Administrative Agent and all Lenders (each in its sole discretion) as a Designated Investor; and (b) that has delivered to Administrative Agent the information and documents required under Sections 7.01(a)(xi) or 10.05(d), each as evidenced in an Investor Designation Letter; provided that, except as otherwise provided in the definition of Exclusion Event, an Excluded Investor will no longer be a Designated Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor has been approved as a Designated Investor in the sole and absolute discretion of Administrative Agent, the Letter of Credit Issuer, and all of the Lenders

“Determination Day” has the meaning set forth in the definition of “Term SOFR Base Rate.”

“Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and the sign “$” mean lawful currency of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is the Term SOFR Base Rate, the joint election by Administrative Agent and the Borrowers to trigger a fallback from the Term SOFR Base Rate to the Benchmark Replacement, and a notification by Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” is defined in Section 13.20(b).

“Electronic Record” is defined in Section 13.20(b).

“Electronic Signature” is defined in Section 13.20(b).

“Eligible Assignee” means any Person that meets the requirements to be an Assignee under Section 13.11(b)(v) (subject to such consents, if any, as may be required under Section 13.11(b)(iii)).

“Environmental Complaint” means any claim, complaint, order, demand, citation or notice threatened or issued in writing to any Loan Party by any Person with regard to worker health or safety matters, air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental matters under any Environmental Laws regarding any Loan Party or any of a Loan Party’s Properties.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) any “plan” defined in and subject to Section 4975 of the Code, or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulations.

“Erroneous Payment” is defined in Section 12.12(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Section 11.01.

“Excluded Investor” is defined in the definition of “Exclusion Event” herein.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Parties under Section 13.12); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01(a)(ii) or Section 4.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e)(ii); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means the occurrence, with respect to any Borrowing Base Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor (such Investor hereinafter referred to as an “Excluded Investor”), of any of the following events:

(a) such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable): (i) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) files a voluntary petition as debtor in bankruptcy or admits in writing that it is unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) takes any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) (i) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or (ii) an order, judgment, or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets, provided, however, that if any such proceeding referenced in clause (i) is dismissed within 60 days, such Investor will be automatically reinstated as an Included Investor or Designated Investor, as applicable, so long as no other Exclusion Event then applies (and if any such proceeding is stayed, such Investor will also be automatically reinstated as an Included Investor or Designated Investor, as applicable, but re-commencement of the proceeding will constitute an Exclusion Event under clause (i));

(c) any final judgment(s) for the payment of money (that is not covered by insurance) which in the aggregate exceed 15% of the net worth of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) is rendered against such Person, and such judgment is, or judgments are, not satisfied or discharged at least 10 days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

(d) to the knowledge of a Responsible Officer of a Pledgor or by writing sent to the applicable Pledgor or its General Partner in accordance with the applicable Governing Agreement, such Investor repudiates, challenges, or declares unenforceable its obligation to make Capital Contributions to the applicable Pledgor pursuant to its Capital Commitment or a Capital Call Notice; otherwise disaffirms any material provision of its Subscription Agreement, its Investor Acknowledgment (if any) or the applicable Governing Agreement; or its obligations under any of such documents are or become unenforceable, or its Sponsor, Responsible Party or Credit Provider, as applicable, takes such action with respect to its obligations under any Credit Link Document;

(e) such Investor fails to make any Capital Contribution to the applicable Pledgor within five Business Days after the due date for such Capital Contributions required pursuant to a Capital Call Notice, without regard to any notice or cure periods;

(f) any representation or warranty made under such Investor’s Subscription Agreement, Investor Acknowledgment (if any) or the applicable Governing Agreement proves to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and such Investor shall fail to cure the adverse effect of the failure of such representation or warranty within 15 days after the earlier of (i) written notice thereof is delivered by Administrative Agent to such Investor and the applicable Pledgor, or (ii) a Responsible Officer of a Pledgor obtains actual knowledge thereof;

(g) such Investor transfers its entire Subscribed Interest in the applicable Pledgor or, its entire Subscribed Interest in the applicable Pledgor is cancelled, reduced, excused, suspended or deferred, provided that if less than all of such Investor’s Subscribed Interest is transferred, assigned, cancelled, reduced, excused, suspended or deferred, only such portion as is transferred, assigned, cancelled, reduced, excused, suspended or deferred will be subject to exclusion from the calculation of Available Loan Amount;

(h) default occurs in the performance by such Investor of any of the material obligations, covenants or agreements contained in its Subscription Agreement, Investor Acknowledgment (if any) or the applicable Governing Agreement beyond any applicable notice and cure period (except as otherwise specifically addressed in this definition of Exclusion Event, in which case no grace period beyond any provided for herein will apply), and such default shall continue uncured to the satisfaction of Administrative Agent for a period of 10 Business Days after the earlier of (i) written notice thereof is delivered by Administrative Agent to such Investor and the applicable Pledgor, or (ii) a Responsible Officer of a Pledgor obtains actual knowledge thereof;

(i) in the case of each Rated Investor, it (or its Sponsor, Responsible Party or Credit Provider, as applicable) fails to maintain its Applicable Requirement as required in the definition of Applicable Requirement hereof;

(j) in the case of any non-Rated Investor or Designated Investor, (i) the occurrence of any material adverse change in the financial condition of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable); or (ii) the occurrence of any other circumstance or event which could reasonably be expected to impair, impede, or jeopardize the obligation and the liability of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) to fulfill its obligations under its Subscription Agreement, the applicable Governing Agreement, or any Credit Link Document;

(k) to the knowledge of a Loan Party, in the case of each non-Rated Investor or Designated Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), it fails to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Person, of at least 75% of the net worth of such Person (the “Baseline Net Worth”) as of (i) the fiscal year which ended on or immediately prior to the Closing Date, if the Investor was a Borrowing Base Investor on the Closing Date; or (ii) the fiscal year for which Administrative Agent has financial information which ended on or immediately prior to the date of its designation as a Borrowing Base Investor (in the case not covered by clause (i) above) (the Baseline Net Worth for any non-Rated or Designated Investors (or their Sponsor, Responsible Party or Credit Provider, as applicable), so designated will be set forth on Schedule 2.01, and if any Investors are so designated after the date of this Credit Agreement, an updated Schedule 2.01 will be prepared by Administrative Agent and delivered to the Borrower Parties to replace the existing Schedule 2.01);

(l) in the case of each non-Rated Investor or Designated Investor (or such Investor’s Credit Provider) Administrative Agent is unable to obtain the most recently available audited annual financial statements for such Investor (or such Investor’s Credit Provider), reported on by independent public accountants for such Investor (or such Investor’s Credit Provider) to the extent not publicly available, within 30 days after written request from any Loan Party or Administrative Agent;

(m) such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) becomes Subject to Sanctions, or, to any Loan Party’s, General Partner’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(n) such Investor amends its Side Letter in any way that Administrative Agent determines would materially impair Lenders’ rights in the Collateral, including pursuant to any “most favored nations” clause (except any such amendment to a Side Letter consummated in compliance with Section 9.04 (unless the consent of Administrative Agent or Lenders with respect thereto is expressly conditioned on such amendment constituting an Exclusion Event with respect to such Investor));

(o) either (i) General Partner sends a Withdrawal Notice to such Investor effecting the withdrawal of such Investor, or (ii) any Investor delivers a Withdrawal Notice to General Partner seeking the repurchase of such Investor’s Subscribed Interest; provided, that in the case of a partial withdrawal or repurchase, only such portion of such Investor’s Unfunded Commitment that is withdrawn, cancelled or repurchased in connection with such withdrawal, cancellation or repurchase will be eliminated from the Borrowing Base;

(p) in the case of all ERISA Investors that are Borrowing Base Investors (and each other Borrowing Base Investor that opts to be treated as an ERISA Investor under the Governing Agreement), an ERISA Notice has been delivered by General Partner to any Investor; or

(q) in connection with any Borrowing or the issuance of any Letter of Credit, an Investor requests to be excused or excluded from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit; provided that only the portion of such Investor’s Unfunded Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the Borrowing Base.

“Facility Extension Request” means a notice substantially in the form of Exhibit M attached hereto pursuant to which the Borrower Parties request an extension of the Stated Maturity Date in accordance with Section 2.15.

“Facility Increase Request” means a notice substantially in the form of Exhibit L attached hereto pursuant to which the Borrower Parties request an increase in the amount of the Maximum Commitment in accordance with Section 2.14.

“Facility Reduction Request” means a notice substantially in the form of Exhibit N attached hereto pursuant to which the Borrower Parties request a reduction in the amount of the Maximum Commitment in accordance with Section 3.06.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) 0.0% and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Fee Letter or Fee Letters, entered into among the Initial Borrower, the Initial Guarantor, Administrative Agent and certain Lenders in connection with this Credit Agreement and the other Loan Documents, as the same may be supplemented, modified, amended or restated from time to time.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means: (a) if a Borrower Party is a U.S. Person, a Lender that is not a U.S. Person; and (b) if a Borrower Party is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia is each deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor; (i) the fair market value of the plan’s assets as defined under Section 430(g)(3) of the Code, unreduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code; over (ii) the plan’s funding target, as defined under Section 430(d) of the Code, without regard to the special at-risk rules of Section 430(i) of the Code, with each value as reported on the most recently filed Schedule SB to the Form 5500 by such plan with the United States Department of Labor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the such by the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means: (a) with respect to the Initial Borrower, the Initial Guarantor, in its capacity as the sole general partner of the Initial Borrower; and (b) with respect to each Person becoming party to this Credit Agreement as a Borrower after the Closing Date or to any Loan Document as a Pledgor, the entity named as such Person’s general partner, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in its joinder documentation or the Intermediary Acknowledgment, as applicable.

“Governing Agreement” with respect to any Loan Party (but not with respect to any Qualified Borrower), means the by-laws, limited partnership agreement, limited liability company agreement or other equivalent governing document in the applicable jurisdiction of such Person, including any Side Letters and any Intermediary Subscription Agreement, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof, in each case, as described on Schedule 1.01A hereto (or on a replacement Schedule 1.01A delivered by the Borrowers or Guarantors, or by any Person in connection with its joinder hereunder). References to the Governing Agreement, unless otherwise specified, will be deemed to be references to the Governing Agreements of the Initial Borrower and the Initial Guarantor (as applicable), but will also refer, as applicable, to the equivalent provisions of the Governing Agreement of any other applicable Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee is hereby deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” is defined in Section 6.01.

“Guarantor Assignment of Account” means an assignment of a Collateral Account, if any, by a Guarantor substantially in the form of Exhibit I-1 attached hereto, including the Assignment of Account of the Initial Guarantor dated as of the Closing Date.

“Guarantor Security Agreement” means a security agreement substantially in the form of Exhibit H-1, executed and delivered by a Guarantor and, if applicable, its General Partner, to Administrative Agent for the benefit of Secured Parties, including the Security Agreement of the Initial Guarantor dated as of the Closing Date.

“Guarantors” means collectively, Initial Guarantor and any other Person that becomes a Guarantor hereunder pursuant to Section 2.18(b).

“Guaranty” is defined in Section 6.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and poly-fluorinated alkyl compounds, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“HMT” means Her Majesty’s Treasury (United Kingdom).

“Honor Date” is defined in Section 2.07(c)(i).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Included Investor” means an Investor: (a) (i) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor as determined by Administrative Agent; or (ii) that has been so designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor; and (b) that has delivered to Administrative Agent the information and documents required under Section 10.05(d), each as evidenced in an Investor Designation Letter; provided that, except as otherwise provided in the definition of Exclusion Event, an Excluded Investor will no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor has been approved as an Included Investor in the sole and absolute discretion of Administrative Agent, the Letter of Credit Issuer, and all of the Lenders.

“Increasing Lender” is defined in Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and past due for more than 60 days after the date on which such trade account was created;

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date is hereby deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date is deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 13.06(b).

“Information” is defined in Section 13.17.

“Initial Borrower” is defined in the Preamble hereto.

“Initial Borrower Assignment of Account” means an assignment of a Collateral Account by Initial Borrower substantially in the form of Exhibit I-3 attached hereto, dated as of the Closing Date.

“Initial Borrower Security Agreement” means a security agreement substantially in the form of Exhibit H-3, executed and delivered by Initial Borrower and its General Partner, to Administrative Agent for the benefit of Secured Parties, dated as of the Closing Date.

“Initial Guarantor” is defined in the Preamble hereto.

“Initial Guarantor’s Indebtedness Policies” means those certain written policies, substantially in the form delivered to Administrative Agent on or prior to the date hereof, to be established by the Initial Guarantor’s board of directors regarding the incurrence of indebtedness by the Initial Guarantor and the Borrower.

“Initial Investors” means the (a) Chesapeake Initial Investor, (b) JPM Initial Investor and (c) Selective Initial Investors.

“Initial Investors Subscription Agreements” means, collectively, (i) the JPM Initial Investor Subscription Agreements, (ii) that certain Subscription Agreement, dated as of June 8, 2022, executed by Selective Insurance Company of America in connection with the subscription for a Subscribed Interest in, at the option of Selective Insurance Company of America, the Initial Guarantor or the Initial Borrower, (iii) that certain Subscription Agreement, dated as of June 8, 2022, executed by Selective Way Insurance Company in connection with the subscription for a Subscribed Interest in, at the option of the Selective Way Insurance Company, the Initial Guarantor or the Initial Borrower and (iv) Subscription Agreement, dated as of June 8, 2022, executed by the Chesapeake Initial Investor in connection with the subscription for a Subscribed Interest in, at the option of the Chesapeake Initial Investor, the Initial Guarantor or the Initial Borrower.

“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one month (subject to the availability thereof) commencing on the first calendar day of the relevant month and ending on the last calendar day of such month; provided that no Interest Period shall extend beyond the Stated Maturity Date.

“Intermediary” means any Person in the organizational structure of a Guarantor that is interposed between such Guarantor and an Investor. For purposes of clarity, an Intermediary will include any intervening corporation, limited partnership, limited liability company or other entity domiciled within or outside of the United States between a Guarantor and any Investor that is (a) formed by a Pledgor or an Affiliate of a Pledgor or for other structuring purposes and (b) managed or controlled by a Pledgor, General Partner or another Affiliate of a Pledgor.

“Intermediary Acknowledgment” means an agreement substantially in the form of Exhibit R duly executed and delivered by each Intermediary and its General Partner.

“Intermediary Assignment of Account” means an assignment of the Collateral Account(s), if any, by each applicable Intermediary substantially in the form of Exhibit I-2 attached hereto.

“Intermediary Collateral Documents” means the Collateral Documents executed by Intermediaries that are Pledgors.

“Intermediary Security Agreement” means a security agreement substantially in the form of Exhibit H-2, executed and delivered by each Intermediary and its General Partner to the applicable Guarantor.

“Intermediary Subscription Agreement” means any subscription document with respect to such Intermediary’s interest as a limited partner, member, shareholder or other equity interest holder in a Guarantor.

“Investment” any investment made directly or indirectly by a Borrower in accordance with its Governing Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Agreement” means that certain Advisory Agreement dated as of May 31, 2022, entered into by and among Initial Borrower, Initial Guarantor and Investment Manager, as the same may be modified, amended, supplemented, restated, amended and restated, or replaced from time to time.

“Investment Manager” means J.P. Morgan Investment Management Inc., a Delaware corporation, as the investment advisor of the Initial Borrower pursuant to the Investment Management Agreement.

“Investor” means General Partner, each Initial Investor and each member, shareholder or partner, as applicable, of a Pledgor to the extent such member, shareholder or partner is not, itself, an Intermediary.

“Investor Acknowledgment” means the acknowledgment and consent in the form of Exhibit S hereto executed by the JPM Initial Investor and delivered to Administrative Agent, subject to such revision as may be consented to by Administrative Agent.

“Investor Designation Letter” means that certain letter dated as of the date hereof, executed by Administrative Agent and addressed to the Borrowers, based on confirmation by the applicable Lenders, listing each Investor that has been approved as a Borrowing Base Investor, as such letter may be amended, restated, modified or supplemented from time to time (including pursuant to Section 10.05 or upon the occurrence of any Exclusion Event).

“IRS” means the United Stated Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and a Borrower Party or in favor of the Letter of Credit Issuer and relating to any such Letter of Credit, including, as applicable, any documentation relating to Cash Collateral.

“Joinder Agreement” means an agreement substantially in the form of Exhibit O-1 or O-2, as applicable.

“JPM Initial Investor” means J.P. Morgan Investment Management Inc., a Delaware corporation, in its capacity as an Investor of the Initial Guarantor.

“JPM Initial Investor Capital Event” means, in respect of the JPM Initial Investor any reduction of the Capital Commitment of the JPM Initial Investor pursuant to the JPM Initial Investor Subscription Agreements or the obligation of the JPM Initial Investor to fund the same pursuant to Capital Calls.

“JPM Initial Investor Subscription Agreements” means, collectively, (i) that certain Subscription Agreement, dated as of November 10, 2021, and (ii) that certain Subscription Agreement, dated as of February 23, 2022, as amended by that certain Amendment to Subscription Agreement, dated as of May 26, 2022, in each case, executed by the JPM Initial Investor in connection with the subscription for a Subscribed Interest in, at the option of the JPM Initial Investor, the Initial Guarantor or the Initial Borrower.

“Knowledge Qualified Exclusion Events” means those certain Exclusion Events set forth in clauses (a), (b), (e), (i), (j) and (k) of the definition thereof.

“KYC Compliant” means, with respect to any Person, that Person has satisfied all reasonable and customary requests for information from Administrative Agent and the other Secured Parties for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Secured Party being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Secured Party.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lending institution listed on the signature pages hereof, each lending institution that becomes a Lender hereunder pursuant to Sections 2.14 or 13.11 or otherwise.

“Lender Party” is defined in Section 12.12(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower Parties and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder by the Letter of Credit Issuer pursuant to Section 2.07 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application and agreement for a Letter of Credit by and between a Borrower Party and the Letter of Credit Issuer in a form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement, the terms of this Credit Agreement will control.

“Letter of Credit Cash Collateralization Date” means the day that is the earlier of: (a) unless otherwise agreed by the Letter of Credit Issuer, 30 days prior to the Stated Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); (b) the Maturity Date; or (c) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence and continuance of an Event of Default.

“Letter of Credit Fee” is defined in Section 2.12(a).

“Letter of Credit Issuer” means U.S. Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Letter of Credit Obligations” means the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or because a pending drawing submitted on or before the expiration date of such Letter of Credit has not yet been honored, such Letter of Credit is deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, at any time, twenty-five percent (25%) of the Available Loan Amount at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or title retention arrangement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower Party hereunder in the form of a Term SOFR Rate Loan or a Base Rate Loan.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each Letter of Credit Application, each Qualified Borrower Guaranty, each of the Collateral Documents, each Credit Link Document, each Assignment and Assumption, each Fee Letter, the Investor Acknowledgment, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Credit Agreement, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means a notice of any Borrowing of Loans, which, if in writing, will be substantially in the form of Exhibit C or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as has been approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower Party.

“Loan Parties” means the Borrower Parties, Guarantors and Pledgors.

“Loan Party Materials” is defined in Section 9.03.

“Mandatory Prepayment Amount” is defined in Section 3.04(a).

“Mandatory Prepayment Event” is defined in Section 3.04(a).

“Mandatory Reduction Amount ” means, at any time when a Mandatory Reduction Event would occur due to a pending or contemplated JPM Initial Investor Capital Event, an amount equal to the difference between (a) an amount equal to sixty-five percent (65%) of the aggregate Unfunded Commitments of the JPM Initial Investor immediately prior to the relevant Mandatory Reduction Event and (b) an amount equal to sixty-five percent (65%) of the aggregate Unfunded Commitments of the JPM Initial Investor immediately after (and after giving effect to) such Mandatory Reduction Event.

“Mandatory Reduction Event” mean the occurrence of a Borrowing Base Deficiency that occurs as a result of the occurrence of any JPM Initial Investor Capital Event.

“Margin Stock” means such term as defined in Regulation U.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Administrative Agent or any other Secured Party under any Loan Document, including in respect of the ability of Administrative Agent (for the benefit of the Secured Parties) to enforce its Lien in the Collateral, or of the ability of any Loan Party or General Partner to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party or General Partner of any Loan Document to which it is a party.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default; (c) the date upon which the Borrower Parties terminate the Commitments pursuant to Section 3.06 or otherwise; (d) 45 days prior to the scheduled date upon which any Pledgor’s right to call for Capital Contributions from the Investors terminates, or if earlier, the date upon which any Pledgor’s right to call for Capital Contributions from the Investors terminates; or (e) the closing date of any replacement credit agreement between any Borrower and Administrative Agent.

“Maximum Commitment” means an amount equal to the aggregate Commitments of the Lenders, as such amount may be reduced by the Borrowers pursuant to Section 3.06, or increased on a pursuant to Section 2.14. As of the Closing Date, the Maximum Commitment is $65,000,000.00.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Minimum Collateral Amount” means, at any time: (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time; (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the outstanding amount of all Letter of Credit Obligations; and (c) otherwise, an amount determined by Administrative Agent and the Letter of Credit Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“No Plan Asset Certificate” means a certificate from a Loan Party, delivered by the relevant Responsible Officer of such Loan Party, based on consultation with its counsel and in a form reasonably acceptable to Administrative Agent, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the date of the Credit Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than 25% of the total value of each class of equity interest in the Loan Party (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of such Loan Party have not and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate, less than 25% of the total value of each class of equity interest in such Loan Party (calculated in accordance with Section 3(42) of ERISA) will continue to be held by “benefit plan investors” (as defined in Section 3(42) of the ERISA) until such time, if any, that such Loan Party delivers to Administrative Agent an Operating Company Opinion.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that: (a) requires the approval of all Lenders or all affected Lenders pursuant to the terms of Section 13.01; and (b) has received the approval of the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” is defined in Section 2.07(b)(iii).

“Note” means, a Qualified Borrower Note and any promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all present and future indebtedness, obligations, and liabilities of any Loan Party to Lenders, and all renewals and extensions thereof, or any part thereof (including Loans, Letter of Credit Obligations, or both), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Notes and each Letter of Credit Application, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Loan Party to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Operating Company Certificate” means a certificate from a Loan Party, delivered by the relevant Responsible Officer of such Loan Party, in a form reasonably acceptable to Administrative Agent, certifying that, based upon consultation with counsel, such Loan Party has met the requirements to be an Operating Company for the 12-month period following the end of the Annual Valuation Period for such Loan Party.

“Operating Company Opinion” means a written opinion of counsel to the Loan Parties, in a form reasonably acceptable to Administrative Agent, as to qualification of each Loan Party, as applicable, as an Operating Company.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.05).

“Participant” is defined in Section 13.11(e).

“Participant Register” has the meaning specified in Section 13.11(e).

“Partner” means (i) with respect to the Initial Guarantor, its shareholders and (ii) with respect to any other Pledgor that is not a corporation, its General Partner or any of the limited partners of such Pledgor.

“Patriot Act” is defined in Section 13.18.

“Payment Date” means the first day of each month, or, if such day is not a Business Day, the immediately succeeding Business Day.

“Payment Recipient” is defined in Section 12.12(a).

“Pending Capital Call” means any Capital Call that has been made upon the Investors or Intermediaries and that has not yet been funded by the applicable Investor or Intermediary, but with respect to which such Investor or Intermediary is not in default.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, joint venture, association, company, partnership, Governmental Authority, trust or other entity.

“Plan” means any Pension Plan or any retiree medical plan, each as established or maintained for employees of any Loan Party or any ERISA Affiliate, or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Platform” is defined in Section 9.03.

“Pledgor” means, individually and collectively, any Borrower (including Initial Borrower), Guarantor (including Initial Guarantor), General Partner or Intermediary that enters into a Security Agreement and pledges Collateral to secure the Obligations.

“Principal Obligation” means the sum of: (a) the aggregate outstanding principal amount of the Loans; plus (b) the Letter of Credit Obligations.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by any Loan Party, or which secures any Investment of any Loan Party.

“Proposed Amendment” means the proposed amendment to the Initial Borrower’s limited partnership agreement, in the form set forth in Schedule 10.04 hereto.

“PTE” is defined in Section 12.11(a)(ii).

“Public Lender” is defined in Section 9.03.

“QFC” is defined in Section 13.23.

“QFC Covered Entity” is defined in Section 13.23.

“QFC Covered Party” is defined in Section 13.23.

“QFC Credit Support” is defined in Section 13.23.

“QFC Default Right” is defined in Section 13.23.

“Qualified Borrower” means any entity organized in the United States in which a Loan Party owns a direct or indirect ownership interest or through which Borrowers will acquire an Investment, the indebtedness of which entity can be guaranteed by Guarantors or Borrowers pursuant to the terms of the applicable Governing Agreement, which entity has executed a Qualified Borrower Note and if applicable, in respect of which entity a Borrower or Guarantor has executed a Qualified Borrower Guaranty.

“Qualified Borrower Guaranty” means an unconditional guaranty of payment in the form of Exhibit G attached hereto, enforceable against a Borrower or Guarantor for the payment of a Qualified Borrower’s debt or obligation to Lenders.

“Qualified Borrower Letter of Credit Promissory Note” means a letter of credit note executed and delivered by a Qualified Borrower, substantially in the form of Exhibit F attached hereto, the payment of which is guaranteed by Guarantors or Borrowers pursuant to a Qualified Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Note” means any Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Promissory Note, as applicable.

“Qualified Borrower Promissory Note” means a promissory note executed and delivered by a Qualified Borrower, substantially in the form of Exhibit E attached hereto, the payment of which is guaranteed by Guarantors or Borrowers pursuant to a Qualified Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified.

“Rate Adjustment Date” means the first day of each calendar month.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating) that is used for the purpose of determining such Investor’s status as an Included Investor.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s.

“Recipient” means Administrative Agent, any Lender, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting and (b) if such Benchmark is not Term SOFR, the time determined by Administrative Agent in its reasonable discretion.

“Register” is defined in Section 13.11(d).

“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 12.06(b).

“Request for Credit Extension” means: (a) with respect to any requested Borrowing of Loans, a Loan Notice; and (b) with respect to an L/C Credit Extension, the related Request for Letter of Credit and Letter of Credit Application.

“Request for Letter of Credit” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit D attached hereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66.67% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender will be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender will be deemed to be held by the Lender that is Letter of Credit Issuer in making such determination.

“Resignation Effective Date” is defined in Section 12.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller, and a secretary or assistant secretary for the purposes of delivering incumbency certificates, or as a second Responsible Officer in any case where two Responsible Officers are acting on behalf of such corporation; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; or (c) in the case of a limited liability company, the Responsible Officer of such limited liability company or the managing member, acting on behalf of such managing member in its capacity as managing member; and (d) solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent, or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered under any Loan Document that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision, as applicable; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor or Intermediary any part of any Capital Contribution that is not applied to an Investment and is redistributed to one or more Investors or Intermediary and added back to such Investor’s or Intermediary’s Unfunded Commitment, if any, in accordance with the Governing Agreement; in each case which amount has been set forth as “Returned Capital” on a Borrowing Base Certificate of General Partner delivered to Administrative Agent in accordance with Section 9.18; provided that the failure of General Partner to deliver such Borrowing Base Certificate to Administrative Agent will result in the exclusion of such amount from “Returned Capital.”

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in the Letter of Credit Obligations at such time.

“S&P” means S&P Global Ratings, a subsidiary of the S&P Global, Inc., and any successor thereto.

“Sanction(s)” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, HMT or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, Administrative Agent, Lenders, the Letter of Credit Issuer and any other Person to which Obligations are owing which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Initial Borrower Security Agreement, any Guarantor Security Agreement, any Intermediary Security Agreement, or any Qualified Borrower Security Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Selective Initial Investors” means (a) Selective Way Insurance Company, a New Jersey corporation and (b) Selective Insurance Company of America, a New Jersey corporation, in each case, in its capacity as an Investor of the Initial Guarantor.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Side Letter” means any side letter by and between an Investor and a Pledgor (or General Partner) that amends the Governing Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, for any Person, as of any date of determination, that as of such date: (a) the fair value of the aggregate assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged or is about to be engaged.

“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Stated Maturity Date” means August 31, 2023, as such date may be extended pursuant to Section 2.15.

“Subject to Sanctions” with respect to any Person means that such Person is: (a) currently the subject of any Sanctions; (b) included on OFAC’s list of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority; (c) located, organized or resident in a Designated Jurisdiction; or (d) (i) an agency of the government of a Designated Jurisdiction or (ii) an organization Controlled By a Designated Jurisdiction.

“Subordinated Claims” is defined in Section 5.03.

“Subscribed Interest” of any (a) Investor (other than with respect to an Investor’s subscription to make Capital Contributions directly to the Initial Guarantor) means the limited or general partnership interest, membership interest or other equity interests of such Investor in a Pledgor under the Governing Agreement and (b) Investor who subscribes to make Capital Contributions directly to the Initial Guarantor (including the Initial Investors), such Investor’s obligation to make Capital Contributions to the Initial Guarantor pursuant to such Investor’s Subscription Agreement and the applicable Governing Agreement. For the avoidance of doubt, “Subscribed Interest” shall not include any shares of Class E common stock (or any other class of common stock) of the Initial Guarantor issued to an Investor by the Initial Guarantor upon such Investor making a Capital Contribution; provided that if a Transfer of such Class E Common stock (or any other class of common stock) of the Initial Guarantor by such Investor would result in the (i) Transfer by such Investor of such Investor’s obligations to make Capital Contributions to the Initial Guarantor or (ii) a Capital Event, then such Class E common stock (or any other class of common stock) of the Initial Guarantor issued to such Investor will be deemed “Subscribed Interests” hereunder and shall be governed by Section 10.05 or Section 10.06, as applicable.

“Subscription Agreement” means, collectively, (a) the Initial Investors Subscription Agreements and (b) any other Subscription Agreement, substantially in the form set forth in Exhibit T hereto, executed by an Investor in connection with the subscription for a Subscribed Interest in a Pledgor.

“Subsequent Investor” is defined in Section 10.05(d).

“Subsequent Lender” is defined in Section 2.14(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refers to a Subsidiary or Subsidiaries of a Pledgor.

“Supported QFC” is defined in Section 13.23.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of Indebtedness or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the rate per annum determined by Administrative Agent as the one-month forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Base Rate” means, a rate of interest per annum equal to the sum of (a) the Term SOFR Rate in effect on such day plus (b) the Applicable Margin.

“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.05(b), bears interest at the applicable Term SOFR Rate.

“Term SOFR Rate” means the greater of (a) zero and (b) the one-month forward-looking term rate based on SOFR quoted by Administrative Agent from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by Administrative Agent from time to time), which shall be the one-month Term SOFR rate in effect two (2) New York Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR Rate is not published on such New York Banking Day due to a holiday or other circumstance that Administrative Agent deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day. If the initial Term SOFR Borrowing under this Credit Agreement occurs other than on the Rate Adjustment Date, the initial one-month Term SOFR rate shall be that one-month Term SOFR rate in effect two (2) New York Banking Days prior to the later of the (a) immediately preceding Rate Adjustment Date and (b) Closing Date.

“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.05(b), bears interest at the applicable Term SOFR Rate.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and Revolving Credit Exposure of such Lender at such time.

“Transfer” means to assign, convey, exchange, pledge, sell, set off, transfer or otherwise dispose.

“Trigger Event” means, after Initial Guarantor’s closing of Capital Commitments and Administrative Agent’s confirmation in writing that it has received evidence, satisfactory to Administrative Agent in its sole discretion, that the Initial Guarantor has admitted Included Investors and Designated Investors with aggregate Capital Commitments in an amount sufficient to reduce the percentage of the JPM Initial Investor’s Unfunded Commitments used to calculate the Borrowing Base at any given time to twenty-five percent (25%) or less.

“Type” means, with respect to any Borrowing, its nature as a Base Rate Borrowing or a Term SOFR Borrowing and with respect to a Loan, its nature as a Base Rate Loan or a Term SOFR Loan.

“U.S. Bank” is defined in the Preamble hereto.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 13.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of Liens in any Collateral for the Obligations.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions and investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to any Investor or Intermediary at any time, the Capital Commitment of such Investor or Intermediary minus the aggregate Capital Contributions made by such Investor or Intermediary plus Returned Capital attributed to such Investor as provided in Section 9.18, but “Unfunded Commitment” will not include that portion of an Investor’s or Intermediary’s Capital Commitment that is, at such time, subject to a Pending Capital Call.

“United States” and “U.S.” means the United States of America.

“Unreimbursed Amount” is defined in Section 2.07(c)(i).

“Unused Commitment Fee” is defined in Section 2.10.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Loan Types. For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

1.03 Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other document:

(a) The definitions of terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

(b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(c) The word “shall” is to be construed to have the same meaning and effect as the word “will.”

(d) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) is to be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document);

(ii) any reference herein to any Person is to be construed to include such Person’s successors and assigns;

(iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, is to be construed to refer to such Loan Document in its entirety and not to any particular provision thereof;

(iv) all references in a Loan Document to Articles, Sections, Preambles, Preliminary Statements, Exhibits and Schedules is to be construed to refer to Articles and Sections of, and Preambles, Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear;

(v) any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation, unless otherwise specified, refers to such Law or regulation as amended, modified or supplemented from time to time, and

(vi) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(f) Section headings herein and in the other Loan Documents are included for convenience of reference only and will not affect the interpretation of this Credit Agreement or any other Loan Document.

1.04 Times of Day; Computation of Time Periods. Unless otherwise specified in the Loan Documents, time references are to Eastern (daylight or standard, as applicable). In this Credit Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

1.05 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein are to be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement must be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Initial Guarantor, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties is to be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities will be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Parties or Required Lenders so request, Administrative Agent, Lenders and the Borrower Parties agree to negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein; and (ii) the

Borrower Parties agree to provide to Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary above or in the definition of “Capitalized Lease”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Leases.

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time will be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Term SOFR Notification. The interest rate on Term SOFR Borrowings is determined by reference to the Term SOFR Base Rate, which is derived from Term SOFR. Section 4.04(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 4.04(b), and (b) modifying this Credit Agreement to give effect to such alternative rate of interest. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.04(b), will have the same value as, or be economically equivalent to, the Term SOFR Base Rate. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOANS AND LETTERS OF CREDIT.

2.01 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrower Parties at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after making any such Loans: (a) such Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (b) no Borrowing Base Deficiency would exist. Subject to the foregoing limitation, the conditions set forth in Section 7 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.01 will be made ratably by Lenders in proportion to each Lender’s Applicable Percentage. No Lender is obligated to fund any Loan if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.02 Borrowings of Loans.

(a) Request for Borrowing. Each request for a Borrowing of Term SOFR Loans will be made upon the applicable Borrower Party’s irrevocable notice to Administrative Agent, which must be given by a Loan Notice (and each Loan Notice submitted by a Qualified Borrower must be countersigned by a Responsible Officer of Borrower). Each such Loan Notice must be received by Administrative Agent not later than 11:00 a.m. at least two (2) Business Days prior to the requested date of any Borrowing of Term SOFR Loans and must be accompanied with a Borrowing Base Certificate. Each Loan Notice must specify: (i) the requested date of such Borrowing (which must be a Business Day); (ii) the principal amount of Loans requested; and (iii) to which account the proceeds of such Borrowing should be directed.

(b) Administrative Agent Notification of Lenders. Following receipt of a Loan Notice, Administrative Agent will promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans.

2.03 Minimum Loan Amounts. Each Borrowing of Term SOFR Loans must be in a principal amount that is an integral multiple of $100,000 and not less than $1,000,000.

2.04 Funding.

(a) Funding by Lenders; Presumption by Administrative Agent. Each Lender will make the proceeds of its Applicable Percentage of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the account of the appropriate Borrower Party no later than 1:00 p.m. on the borrowing date in immediately available funds and upon fulfillment of all applicable conditions set forth herein, Administrative Agent will promptly deposit such proceeds in immediately available funds in such Borrower Party’s account at Administrative Agent specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, will wire transfer such funds as requested. The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder does not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Applicable Percentage of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower Party a corresponding amount.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 13.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.06(c) on any date required hereunder does not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender is responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.06(c).

2.05 Interest.

(a) Interest Rate. Subject to the provisions of clause (b) below: (i) each Term SOFR Loan will bear interest on the outstanding principal amount thereof at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin and (ii) during a Benchmark Unavailability Period, each Base Rate Loan will bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Default Rate.

(i) If any amount of principal of the Obligation is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a)) such amount will bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of the Obligation) payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.05(a)), such amount will, effective as of the initial due date for such payment, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of Required Lenders, while any Event of Default exists, then (other than as set forth in clauses (i) and (ii) above) the principal amount of the Obligations will bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) is due and payable upon demand.

2.06 Determination of Rate. Each change in the rate of interest for any Borrowing will become effective, without prior notice to the Borrower Parties, automatically as of the opening of business of Administrative Agent on the date of said change. Administrative Agent will promptly notify the Borrower Parties and Lenders of the interest rate applicable to any Term SOFR Loans upon determination of such interest rate. In the case of any Term SOFR Borrowing that remains outstanding at the end of the applicable Interest Period, such Borrowing shall automatically be extended by the entering into a new Interest Period thereafter. The determination of the Term SOFR Rate by Administrative Agent will be conclusive in the absence of manifest error.

2.07 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions hereof, on any Business Day during the Availability Period: (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.07: (1) to issue Letters of Credit for the account of a Borrower Party, in aggregate face amounts that may be not less than $500,000, as a Borrower Party may request (except to the extent a lesser amount is requested by such Borrower Party and agreed by Administrative Agent and the Letter of

Credit Issuer), and to amend or extend (in accordance with subsection (b)) Letters of Credit previously issued by it; and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower Party and any drawings thereunder; provided, however that after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (1) no Borrowing Base Deficiency will exist; (2) the Revolving Credit Exposure of any Lender may not exceed such Lender’s Commitment; and (3) the Letter of Credit Obligations will not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit will be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower Party’s ability to obtain Letters of Credit will be fully revolving, and accordingly a Borrower Party may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any pending drawing) or that have been drawn upon and reimbursed. The Letter of Credit Issuer will have the right to approve the form of Letter of Credit requested.

(ii) The Letter of Credit Issuer will not issue any Letter of Credit, if: (A) subject to Section 2.07(b)(iii), the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Letter of Credit Issuer has approved such expiry date in its sole discretion; or (B) the expiry date of such Letter of Credit would occur following the Letter of Credit Cash Collateralization Date, without the consent of the Letter of Credit Issuer and all Lenders in which case any such Letter of Credit must be Cash Collateralized on or prior to the Letter of Credit Cash Collateralization Date.

(iii) The Letter of Credit Issuer will be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer prohibits, or requests that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or imposes upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or imposes upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it (for which the Letter of Credit Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) any Lender is at that time a Defaulting Lender, unless the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the applicable Borrower Party or such Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The Letter of Credit Issuer will be under no obligation to amend any Letter of Credit if: (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Letter of Credit Issuer will act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer has all of the benefits and immunities: (A) provided to Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included Letter of Credit Issuer with respect to such acts or omissions; and (B) as additionally provided herein with respect to Letter of Credit Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit will be issued or amended, as the case may be, upon the request of a Borrower Party made in the form of a Request for Credit Extension delivered to the Letter of Credit Issuer (with a copy to Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower Party, together with a Borrowing Base Certificate. Such Request for Credit Extension may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer. Such Request for Credit Extension must be received by the Letter of Credit Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit (or such later date and time as Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, each Request for Letter of Credit must specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which must be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, the related Request for Letter of Credit must specify in form and detail satisfactory to the Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which must be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the applicable Borrower Party agrees to furnish to the Letter of Credit Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any additional Issuer Documents, as the Letter of Credit Issuer or Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Request for Credit Extension relating to a Letter of Credit, the Letter of Credit Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Request for Credit Extension from a Borrower Party and, if not, the Letter of Credit Issuer will provide Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Lender, Administrative Agent or any Borrower Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 7 is not then satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer will, on the requested date, issue a Letter of Credit for the account of such Borrower Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender will be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. With the approval of Administrative Agent and the Letter of Credit Issuer, the risk participation of each Lender will terminate upon the occurrence of the Maturity Date and the full and final payment of the Obligations (other than the Cash Collateralized Letter of Credit Obligations described below), and the Issuer Documents, rather than this Credit Agreement, will govern the rights and obligations of Administrative Agent, Letter of Credit Issuer and the Borrower Parties with respect to such Letter of Credit Obligations, so long as the Borrower Parties have Cash Collateralized all Letter of Credit Obligations then outstanding, to the satisfaction of Administrative Agent and Letter of Credit Issuer, in their respective sole discretion.

(iii) If a Borrower Party so requests in any applicable Request for Credit Extension, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, a Borrower Party will not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders are hereby deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Stated Maturity Date; provided, however, that the Letter of Credit Issuer will not permit any such extension if: (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (a)(i), clause (a)(ii) or clause (a)(iii) of Section 2.07 or otherwise); or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the applicable Borrower Party and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participation.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Letter of Credit Issuer will notify the applicable Borrower Party and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower Party will reimburse the Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing. If a Borrower Party fails to so reimburse the Letter of Credit Issuer by such time, Administrative Agent will promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower Party will be deemed to have requested a Borrowing of Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Available Loan Amount and the conditions set forth in Section 7.02 (other than the delivery of a Loan Notice). Any notice given by the Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.07(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation will not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as Letter of Credit Issuer) will, upon any notice pursuant to Section 2.07(c)(i), make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Letter of Credit Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.07(c)(iii), each Lender that so makes funds available will be deemed to have made a Loan to the applicable Borrower in such amount. Administrative Agent will remit the funds so received to the Letter of Credit Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Loans because the conditions set forth in Section 7.02 cannot be satisfied or for any other reason, the applicable Borrower Party will be deemed to have incurred from the Letter of Credit Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing is due and payable on demand (together with interest) and will bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(c)(ii) will be deemed payment in respect of its participation in such L/C Borrowing and will constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.07.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.07(c) to reimburse the Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount will be solely for the account of the Letter of Credit Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.07(c), is absolute and unconditional and will not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, any Borrower Party, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 7.02 (other than delivery of a Loan Notice). No such making of an L/C Advance relieves or otherwise impairs the obligation of any Borrower Party to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(ii), then, without limiting the other provisions of this Credit Agreement, the Letter of Credit Issuer is hereby entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Letter of Credit Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid will constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) will be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.07(c), if Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower Party or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(c)(i) is required to be returned under any of the circumstances described in Section 13.04 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender must pay to Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of Lenders under this clause (ii) will survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of each Borrower Party to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing is absolute, unconditional and irrevocable, and will be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that any Borrower Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of a Borrower Party or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice a Borrower Party;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower Party.

Each Borrower Party will promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower Party’s instructions or other irregularity, such Borrower Party will immediately notify the Letter of Credit Issuer. Each Borrower Party is hereby conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and each Borrower Party agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer will not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer will be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Request for Credit Extension. Each Borrower Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and will not, preclude each Borrower Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the Letter of Credit Issuer, any of its Related Parties, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, is liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.07(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower Party may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower Party, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower Party which such Borrower Party proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer is not responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof control.

(h) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower Party when a Letter of Credit is issued the rules of the ISP apply to each Letter of Credit. Notwithstanding the foregoing, Letter of Credit Issuer is not responsible to the Borrower Party for, and Letter of Credit Issuer’s rights and remedies against any Borrower Party will not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

2.08 Payment of Borrower Guaranties. In consideration of Lenders’ agreement to advance funds to a Qualified Borrower hereunder, to cause Letters of Credit to be issued for the account of a Qualified Borrower, and to accept Borrower Guaranties in support thereof, Borrowers hereby authorize, empower, and direct Administrative Agent, for the benefit of Lenders and the Letter of Credit Issuer, to disburse directly to Lenders or the Letter of Credit Issuer, as applicable, with notice to Borrowers, in immediately available funds an amount equal to the amount due and owing under any Qualified Borrower Note or Qualified Borrower Guaranty, together with all interest, costs, expenses and fees due to Lenders and the Letter of Credit Issuer pursuant thereto in the event Administrative Agent has not received payment of such Qualified Borrower Note when due. Administrative Agent will promptly notify Borrowers of any disbursement made to Lenders or the Letter of Credit Issuer pursuant to the terms hereof, provided that the failure to give such notice will not affect the validity of the disbursement. Any such disbursement made by Administrative Agent to Lenders or the Letter of Credit Issuer will be deemed to be a Loan, and the Borrowers is hereby deemed to have given to Administrative Agent, in accordance with the terms and conditions of Section 2.02(a), a Loan Notice with respect thereto. Administrative Agent may conclusively rely on Lenders as to the amount due to Lenders or the Letter of Credit Issuer under any Qualified Borrower Note or Qualified Borrower Guaranty.

2.09 Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit may be used solely for general corporate purposes not in contravention of any Law or any applicable Constituent Document. No Secured Party has any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit, and no Secured Party is obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Governing Agreement or such Constituent Documents. Nothing, including any Credit Extension, or acceptance of any other document or instrument, will be construed as a representation or warranty, express or implied, to any party by any Secured Party as to whether any Investment is permitted by the terms of the Governing Agreement or the Constituent Documents of any Qualified Borrower. No Borrower Party will request any Credit Extension, and will not use, and the Borrowers will ensure that their Subsidiaries and their respective directors, officers, employees and agents will not use, the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. No Borrower will, directly or indirectly, use the proceeds of the Loans or any Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is Subject to Sanctions or a Designated Jurisdiction, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

2.10 Unused Commitment Fee. In addition to the payments provided for in Section 2.11, the Borrower Parties will pay to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, an unused commitment fee (the “Unused Commitment Fee”) on the actual daily amount by which the Maximum Commitment exceeds the Principal Obligation, multiplied by: (i) 0.15% per annum, if such amount is less than or equal to 50% of the Maximum Commitment, or (ii) 0.20% per annum, if such amount is greater than 50% of the Maximum Commitment; in each case, payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter and on the Maturity Date for the period from the end of the preceding calendar quarter until the Maturity Date. The Unused Commitment Fee will accrue at all times during the Availability Period. For the avoidance of doubt, the Unused Commitment Fee for the period from the Closing Date through the first Business Day of the immediately following calendar quarter will be pro-rated to correspond to the actual number of days elapsed during such period. Borrowers and Lenders acknowledge and agree that the Unused Commitment Fee payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to the Borrower Parties as described herein and for no other purposes and will be due and payable whether or not the conditions precedent in Section 7.02 are satisfied.

2.11 Administrative Agent and Arranger Fees. Borrowers will pay to Administrative Agent and Arranger fees in consideration of the arrangement of the Commitments and administration of this Credit Agreement, which fees are earned, due and payable in amounts and on the dates agreed to between Borrowers and Administrative Agent in the Fee Letter.

2.12 Letter of Credit Fees.

(a) Letter of Credit Fee. The Borrower Parties will pay to Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage, a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to the Applicable Margin per annum times the daily amount available to be drawn under such Letter of Credit. Such fee is: (i) due and payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the first such date to occur after the issuance of any Letter of Credit, on the Maturity Date, and thereafter (if applicable) on demand; and (ii) computed quarterly in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit will be determined in accordance with Section 1.04(b). If there is any change in the Applicable Margin during any calendar quarter, the daily amount available to be drawn under each Letter of Credit will be computed and multiplied by the Applicable Margin separately for each period during such calendar quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, such fee will accrue at the Default Rate.

(b) Fronting Fee and Administrative Charges. The Borrower Parties must pay to the Letter of Credit Issuer, for its own account, in consideration of the issuance and fronting of Letters of Credit, a fronting fee with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee is due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter (if applicable)

on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit will be determined in accordance with Section 1.04(b). In addition, the Borrower Parties will pay directly to the Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.13 Computation of Interest and Fees. All computations of fees will be made on the basis of a 360-day year and actual days elapsed (which results in more fees being paid than if computed on the basis of a 365-day year). Interest on the unpaid principal balance of (i) each Term SOFR Loan shall be calculated on the basis of a 360-day year and actual days elapsed and (ii) each Base Rate Loan shall be calculated on the basis of a 365 day (or 366 day, as the case may be) year and actual days elapsed. Interest will accrue on each Loan from and including the day on which the Loan is made, and will not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made will, subject to Section 3.03 bear interest for one day.

2.14 Increase in the Maximum Commitment.

(a) Upon the occurrence of the Trigger Event, Administrative Agent may agree, in its sole discretion, at the request of the Borrower Parties, to increase the Maximum Commitment no more than 4 times, up to the amount requested by the Borrower Parties by: (x) admitting additional Lenders hereunder (each, a “Subsequent Lender”); or (y) increasing the Commitment of any consenting Lender (each, an “Increasing Lender”); or both, subject to the following conditions and Section 2.14(c):

(i) The Borrower Parties have delivered to Administrative Agent the Facility Increase Request;

(ii) The Borrower Parties have delivered to Administrative Agent a Borrowing Base Certificate with calculations showing that as of the date of such increase, the Borrowing Base is equal to or in excess of the Maximum Commitment, as increased;

(iii) The Borrower Parties have, as applicable, executed: (A) a new Note payable to the order of each Subsequent Lender; or (B) a replacement Note payable to each Increasing Lender, in each case upon the request of each such Lender made through Administrative Agent;

(iv) After giving effect to the increase in Lender’s Commitment, the Maximum Commitment will not exceed $150,000,000;

(v) The increase in the Maximum Commitment is in the minimum amount of $25,000,000 (or such lesser amount as Administrative Agent may agree in its sole discretion);

(vi) No Event of Default or any Default under Sections 11.01(a), 11.01(g) or 11.01(h) has occurred and is continuing or would immediately result from such increase in the Maximum Commitment;

(vii) As of the date of such increase, the representations and warranties contained in Section 8 and in each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), with the same force and effect as if made on and as of such date; except (A) to the extent that such representations and warranties specifically refer to any earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (B) that for the purposes of this Section 2.14(a)(vii), the representations and warranties contained in Section 8.06 will be deemed, as of the date of such increase, to refer to the then-most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;

(viii) The Borrower Parties have paid the applicable Facility Increase Fee as set forth in the Fee Letter; and

(ix) One or more Lenders agree to increase their Commitments in an aggregate amount equal to the requested increase of the Maximum Commitment or Administrative Agent is otherwise able to successfully syndicate the requested increase of the Maximum Commitment.

(b) With respect to each Facility Increase Request delivered pursuant to Section 2.14(a)(i), Administrative Agent agrees that:

(i) each Subsequent Lender, if any, must be an Eligible Assignee; and

(ii) Administrative Agent will cause: (A) each Increasing Lender to execute a confirmation of such increase in a form reasonably acceptable to Administrative Agent, if Administrative Agent deems such confirmation is necessary; and (B) each Subsequent Lender to execute a joinder to this Credit Agreement in a form reasonably acceptable to Administrative Agent.

(c) Notwithstanding anything else in the foregoing: (i) no admission of any Subsequent Lender will increase the Commitment of any existing Lender without such existing Lender’s consent; (ii) no Lender will become an Increasing Lender without such Lender’s consent; and (iii) no increase will be permitted after the Borrower Parties have decreased the Maximum Commitment under Section 3.06.

(d) If Administrative Agent deems it advisable in its sole discretion, the Borrower Parties and each Lender agree to execute an amendment to this Credit Agreement, in form and substance reasonably acceptable to Administrative Agent, to document an increase in the Maximum Commitment pursuant to this Section 2.14.

(e) Upon the effectiveness of any such increase in the Maximum Commitment, Schedule 1.01 will be automatically updated to reflect any corresponding increase in any Lender’s Commitment and/or the Commitment of any additional Lender and any changes in a Lender’s Applicable Percentage.

2.15 Extension of Stated Maturity Date. So long as (x) the Trigger Event has occurred, (y) no Default specified in Section 11.01(a), 11.01(g) or 11.01(h) or Event of Default, or to the knowledge of any Loan Party, any other Default has occurred and is continuing on the date on which notice is given in accordance with the following clause (a) or on the then-effective Stated Maturity Date, and (z) the representations and warranties contained in Section 8 or in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date on which notice is given in accordance with the following clause (a) and on the then-effective Stated

Maturity Date, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and (B) that for purposes of this Section 2.15, the representations and warranties contained in Section 8.06 are hereby deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01, the Borrower Parties may extend the Stated Maturity Date to a Business Day that is not later than twelve (12) months after the then-effective Stated Maturity Date, no more than twice, upon: (a) delivery by the Borrower Parties of a Facility Extension Request to Administrative Agent at least 30 days, but no more than 60 days, prior to the Stated Maturity Date then in effect; (b) payment to Administrative Agent for the benefit of Lenders of a facility extension fee equal to 0.15% on the then-existing Maximum Commitment; (c) confirmation, to Administrative Agent’s satisfaction, that the Pledgors’ rights to make Capital Calls for Capital Contributions under the applicable Governing Agreement to pay the Obligations through and immediately following the extended Stated Maturity Date is in full force and effect; and (d) payment by the Borrower Parties of all reasonable and documented fees and out-of-pocket expenses to Administrative Agent and Lenders to the extent then due. Administrative Agent agrees to deliver written confirmation of any extension to the Borrower Parties.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If: (i) the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid in accordance with the provisions of this Credit Agreement; (ii) as of the Letter of Credit Cash Collateralization Date, any Letter of Credit Obligations for any reason remains outstanding, provided, however, that no Cash Collateralization will be required with respect to Letters of Credit if the Borrower Parties have delivered a Facility Extension Request and satisfied all the requirements of Section 2.15, other than the payment of fees thereunder, on or prior to the Letter of Credit Cash Collateralization Date; (iii) the applicable Borrower Party is required to provide Cash Collateral pursuant to Section 11.02(d) or any other provision of this Credit Agreement or the Loan Documents requiring the Borrowers to Cash Collateralize any Letters of Credit; or (iv) any Lender is a Defaulting Lender; the Borrower Parties will immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by Administrative Agent or Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than Administrative Agent or the other Secured Parties, or that the total amount of such funds is less than the Minimum Collateral Amount, the Borrower Parties will, forthwith upon demand by Administrative Agent, pay to Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such Minimum Collateral Amount over (y) the total amount of funds, if any, then held as Cash Collateral that Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds will be applied, to the extent permitted under applicable Laws, to reimburse Letter of Credit Issuer.

(b) Grant of Security Interest. The Borrower Parties, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of the Secured Parties, and agrees to maintain, a first priority security interest and Lien in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to

Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent for the benefit of the Secured Parties as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower Parties will, promptly upon written demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) will be maintained in blocked, non-interest bearing deposit accounts at U.S. Bank. The Borrower Parties agree to pay on written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.07, 2.17, 3.04, 3.06 or 11.02 in respect of Letters of Credit will be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations will be released promptly following: (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.11(b)(vii))); or (ii) the determination by Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided, however: (x) that Cash Collateral furnished by or on behalf of a Loan Party may not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 11.04); and (y) the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral may not be released but instead will be held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement is restricted as set forth in the definition of “Required Lenders” and Section 13.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.02, will be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such

Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower Parties, to be held in a deposit account and released pro rata in order to: (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment will be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Total Credit Exposures hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) are hereby deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) A Defaulting Lender (x) is not entitled to receive any Unused Commitment Fee payable under Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower Parties will not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (y) is limited in its right to receive Letter of Credit Fees as provided in Section 2.12.

(B) Each Defaulting Lender will be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to the Unused Commitment Fee payable under Section 2.10 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or clause (B) above, the Borrower Parties will: (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender; and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations will be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that: (x) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless the Borrower Parties have otherwise notified Administrative Agent at such time, the Borrower Parties are hereby deemed to have represented and warranted at such time that such conditions are satisfied); and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.21, no reallocation hereunder will constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower Parties will, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower Parties, Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Additional Borrowers, Guarantors and Intermediaries.

(a) Additional Borrowers. A Person (other than a natural Person) may become a Borrower under this Credit Agreement, and in each case will be bound by and entitled to the benefits and obligations of this Credit Agreement as a Borrower hereunder to the same extent as any other Borrower, upon the fulfillment of the following conditions:

(i) Loan Documents. Delivery by such Person of:

(A) Duly executed Notes payable to each Lender requesting a Note, together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(B) the UCC-1 Financing Statements and related Lien searches identified in Sections 7.01(a)(v) and the deliverables identified in Section 7.01(a)(x), together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(C) a duly executed Joinder Agreement with respect to this Credit Agreement, substantially in the form of Exhibit O-1;

(D) the documents identified in Sections 7.01(a)(vi) and 7.01(a)(vii) with respect to such Person, together with such other documents as may be reasonably requested by Administrative Agent; and

(E) an updated Schedule 1.01A, reflecting the required information about the new Borrower.

(ii) Opinion of Counsel. Delivery to Administrative Agent of a legal opinion, dated as of the date such Person executes the Joinder Agreement described above, addressed to Administrative Agent and Lenders, having substantially the same coverage as that opinion delivered pursuant to Section 7.01(a)(ix) with respect to issues relating to Borrowers and substantially in a form acceptable to Administrative Agent;

(iii) No Default. No Default or Event of Default shall have occurred and be continuing, or would immediately result from the addition of such Person as a Borrower;

(iv) Representations and Warranties. The representations and warranties of Borrowers in Section 8 (other than representations and warranties which by their terms are stated to be only as of an earlier date) are true and correct in all material respects with respect to such Person, as of the date such Person executes the Joinder Agreement described in clause 2.18(a)(i)(C) above;

(v) Other Information. Delivery to Administrative Agent of such other documentation or information as Administrative Agent may reasonably request with respect to such Person, including information related to Lenders’ compliance with “know your customer” requirements, and Administrative Agent and each Lender shall have completed its due diligence with respect to such requirements to its satisfaction; and

(vi) Approval. Approval by Administrative Agent of addition of such Person as a Borrower, which approval shall not be unreasonably withheld.

(b) Additional Guarantors. A Person (other than a natural Person) may become a Guarantor and a Pledgor under this Credit Agreement, and in each case shall be bound by and entitled to the benefits and obligations of this Credit Agreement as a Guarantor hereunder to the same extent as any other Guarantor, upon the fulfillment of the following conditions

(i) Loan Documents. Delivery by such Person of:

(A) the Loan Documents identified in Sections 7.01(a)(iii) and 7.01(a)(iv), 7.01(a)(v), the UCC-1 Financing Statements and related Lien searches identified in Sections 7.01(a)(v) and the deliverables identified in Section 7.01(a)(x) and 7.01(a)(xi), together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(B) a duly executed Joinder Agreement with respect to this Credit Agreement, substantially in the form of Exhibit O-2;

(C) the documents identified in Sections 7.01(a)(vi) and 7.01(a)(vii) with respect to such Person, together with such other documents as may be reasonably requested by Administrative Agent; and

(D) an updated Schedule 1.01A, reflecting the required information about the new Guarantor.

(ii) Opinion of Counsel. Delivery to Administrative Agent of a legal opinion, dated as of the date such Person executes the Joinder Agreement described above, addressed to Administrative Agent and Lenders, having substantially the same coverage as that opinion delivered pursuant to Section 7.01(a)(ix) with respect to issues relating to Guarantors, and substantially in a form acceptable to Administrative Agent;

(iii) No Default. No Default or Event of Default shall have occurred and be continuing, or would immediately result from the addition of such Person as a Guarantor;

(iv) Representations and Warranties. The representations and warranties of Guarantors in Section 8 (other than representations and warranties which by their terms are stated to be only as of an earlier date) are true and correct in all material respects with respect to such Person, as of the date such Person executes the Joinder Agreement described in Section 2.18(b)(i)(B) above;

(v) Other Information. Delivery to Administrative Agent if such other documentation or information as Administrative Agent may reasonably request with respect to such Person, including information related to Lenders’ compliance with “know your customer” requirements, and Administrative Agent and each Lender shall have completed its due diligence with respect to such requirements to its satisfaction; and

(vi) Approval. Approval by Administrative Agent of the addition of such Person as a Guarantor, which approval shall not be unreasonably withheld.

(c) Additional Intermediaries as Pledgors. Unless otherwise permitted pursuant to Section 10.16, each Intermediary shall become a Pledgor under this Credit Agreement, and in each case will be bound by and entitled to the benefits and obligations of the applicable Loan Documents as a Pledgor hereunder to the same extent as any other Pledgor, upon the fulfillment of the following conditions:

(i) Loan Documents. Delivery by such Person of:

(A) the UCC-1 Financing Statements and related Lien searches identified in Sections 7.01(a)(v) and the deliverables identified in Section 7.01(a)(x) and 7.01(a)(xi) (including a copy of such Intermediary’s Intermediary Subscription Agreement), together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(B) a duly executed Intermediary Acknowledgment or joinder thereto, as applicable;

(C) a duly executed Intermediary Security Agreement or joinder thereto, as applicable;

(D) a duly executed Intermediary Assignment of Account or joinder thereto, as applicable;

(E) the documents identified in Sections 7.01(a)(vi) and 7.01(a)(vii) with respect to such Person, together with such other documents as may be reasonably requested by Administrative Agent; and

(F) an updated Schedule 1.01A, reflecting the required information about the new Pledgor.

(ii) Loan Documents. Delivery by each Guarantor and Intermediary in which such Person is itself an Intermediary, of such documents or Loan Documents as may be reasonably requested by Administrative Agent in order to grant to Administrative Agent, for the benefit of the Secured Parties, a perfected, first priority security interest and Lien (subject to Liens expressly permitted by Section 10.02 of this Credit Agreement) in the Collateral;

(iii) Opinion of Counsel. Delivery to Administrative Agent of a legal opinion, dated as of the date such Person executes the Intermediary Collateral Documents described above, addressed to Administrative Agent and Lenders, having substantially the same coverage as that opinion delivered pursuant to Section 7.01(a)(ix) with respect to issues relating to such Pledgor, and substantially in a form acceptable to Administrative Agent;

(iv) No Default. No Default or Event of Default shall have occurred and be continuing, or would immediately result from the addition of such Person as a Pledgor;

(v) Representations and Warranties. The representations and warranties of Pledgors in the Intermediary Acknowledgment are true and correct in all material respects with respect to such Person, as of the date such Person executes the joinder agreements described above;

(vi) Other Information. Delivery to Administrative Agent if such other documentation or information as Administrative Agent may reasonably request with respect to such Person, including information related to Lenders’ compliance with “know your customer” requirements, and Administrative Agent and each Lender shall have completed its due diligence with respect to such requirements to its satisfaction; and

(vii) Approval. Approval by Administrative Agent of the addition of such Person as a Pledgor, which approval shall not be unreasonably withheld.

(d) Upon fulfillment of the conditions in Section 2.18(a), 2.18(b) or 2.18(c) Administrative Agent will promptly notify each Lender of the date that such Person becomes a Borrower, Guarantor or Pledgor hereunder.

2.19 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrower Parties in part based upon the assurances by each Borrower that each Borrower desires that the obligations under this Credit Agreement be honored and enforced as separate obligations of each Borrower, should Administrative Agent, Lenders and Letter of Credit Issuer desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, Borrowers are jointly and severally liable to Lenders for all representations, warranties, covenants, obligations and indemnities, including the Loans, the Letters of Credit and the other Obligations, and Secured Parties may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more Borrowers.

(c) Separate Exercise of Remedies. Administrative Agent (on behalf of Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not Administrative Agent exercises remedies against the other Borrower or its property. Administrative Agent may enforce one or more Borrower’s obligations without enforcing the other Borrower’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Borrower’s obligations will not in any way limit Administrative Agent’s right to enforce the obligations of the other Borrower. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy is hereby deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by Secured Parties from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by such Collateral Documents under the applicable state Law.

3. PAYMENT OF OBLIGATIONS.

3.01 Notes.

(a) Borrowings funded by each Lender will be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender will be conclusive absent manifest error of the amount of the Borrowings made by Lenders to the applicable Borrower Party and the interest and payments thereon. Any failure to so record or any error in doing so will not, however, limit or otherwise affect the obligation of such Borrower Party hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent control in the absence of manifest error.

(b) Upon the request of any Lender made through Administrative Agent, the applicable Borrower Party will execute and deliver to such Lender (through Administrative Agent) a Note, which will evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower Party agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.11, in renewal of and substitution for the Note previously issued by such Borrower Party to the affected Lender.

3.02 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof will commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05, notwithstanding whether any Borrower Party received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing will be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest will continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations will be due and payable in arrears (i) on each Payment Date, (ii) on the date of any prepayment made hereunder (whether or not as a result of acceleration), as to the amount prepaid, (iii) on the Maturity Date, and (iv) at such other times as may be specified herein. Interest hereunder will be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. If, at any time, Administrative Agent or Letter of Credit Issuer has not received, on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the Collateral Account to Lenders or the Letter of Credit Issuer, in accordance with the terms hereof, to the extent available therein for payment of any such amount and shall notify the Borrower Parties thereof.

3.03 Payments of Obligation.

(a) Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, will be due and payable on the Maturity Date.

(b) Payments Generally. All payments to be made by any Borrower Party under this Credit Agreement will be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, except for Taxes withheld in accordance with Section 4.01. Except as otherwise expressly provided herein, all payments by the Borrower Parties hereunder will be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Funds received after 2:00 p.m. will be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees will continue to accrue. Each Lender is entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender will be promptly distributed by Administrative Agent to such Lender. If any payment to be made by any Borrower Party becomes due on a day other than a Business Day, payment will be made on the next following Business Day, and such extension of time will be reflected in computing interest or fees, as the case may be.

(c) Clawback.

(i) Funding by Lenders; Presumptions by Administrative Agent. Unless Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption, make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then such Lender and the applicable Borrower Party severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to Base Rate Loans; provided, however, that if funds are not available to such Borrower Party in the Collateral Account to make payment on demand, to the extent that it is necessary for a Pledgor to issue Capital Call Notices to fund such required payment, such payment will be due and payable no later than 15 Business Days after Administrative Agent’s demand (and, in any event, Guarantors must issue such Capital Call Notices and the Borrower Parties will make such payment immediately after the Capital Contributions relating to such Capital Call Notices are received). If any Borrower Party and such Lender pays such interest to Administrative Agent for the same or an overlapping period, Administrative Agent must promptly remit to such Borrower Party the amount of such interest paid by such Borrower Party for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid will constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. Any payment by a Borrower Party will be without prejudice to any claim such Borrower Party may have against a Lender that has failed to make such payment to Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent has received notice from a Borrower Party prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that such Borrower Party will not make such payment, Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if such Borrower Party has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to

Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) will be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided herein, and such funds are not made available to the applicable Borrower Party by Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, Administrative Agent will return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Funding Source. Nothing herein will be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds will be applied: (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

3.04 Mandatory Prepayment.

(a) Excess Loans Outstanding. If, on any day, the Principal Obligation exceeds the Available Loan Amount (a “Borrowing Base Deficiency”) (including as a result of an Exclusion Event) (a “Mandatory Prepayment Event”), then the applicable Borrower Party will pay on demand to Administrative Agent, for the benefit of Lenders, an amount (the “Mandatory Prepayment Amount”) sufficient such that, after giving effect to such prepayment and any Capital Calls to fund it, no Borrowing Base Deficiency would exist, in immediately available funds (except to the extent any such excess is addressed by Section 3.04(b)): (A) promptly (but in no event later than two Business Days after such demand), to the extent such funds are available in the Collateral Account; and (B) within 15 Business Days of demand to the extent that it is necessary for Pledgors to issue Capital Call Notices to fund such required payment (and Pledgors must issue such Capital Call Notices during such time, and pay such excess immediately after the Capital Contributions relating to such Capital Call Notices are received).

(b) Excess Letters of Credit Outstanding. If the amount of any Mandatory Prepayment Amount exceeds the Principal Obligation attributable to Loans (plus, for the avoidance of doubt, any other then-due Obligation of the Borrower Parties other than Letter of Credit Obligations), the applicable Borrower Party must Cash Collateralize the Letter of Credit Obligations in the amount sufficient that, after giving effect to such prepayment and any Capital Calls to fund it, no such Mandatory Prepayment Amount would exist, when required pursuant to the terms of Section 3.04(a).

3.05 Voluntary Prepayments. Any Borrower Party may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be in a form reasonably acceptable to Administrative Agent and be received by Administrative Agent not later than 11:00 a.m.: (i) two Business Days prior to any date of prepayment of Term SOFR Loans; and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Term SOFR Loans must be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or other amounts as agreed by Administrative Agent); and (c) any prepayment of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or other amounts as agreed by Administrative Agent) or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice must specify the date (which must be a Business Day) and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower Party, such Borrower Party will make such prepayment and the payment amount specified in such notice is due and payable on the date specified therein. Any prepayment of a Loan must be accompanied by all accrued interest thereon. Subject to Section 2.17, each such prepayment will be applied to the Obligations held by each Lender in accordance with its respective Applicable Percentage.

3.06 Reduction or Early Termination of Commitments.

(a) Voluntary Reductions. So long as no Request for Credit Extension is outstanding, the Borrower Parties may terminate the Commitments, or permanently reduce the aggregate Commitments, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction in the form of a Facility Reduction Request two Business Days prior to the effective date of such termination or reduction (which date must be specified by the Borrower Parties in such notice), provided that: (a) any such partial reduction must be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; and (b) the Borrower Parties may not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Obligation would exceed the aggregate Commitments (except that if such Principal Obligation consists solely of Letter of Credit Obligations, the Borrower Parties may provide Cash Collateral for such Letter of Credit Obligations and terminate the aggregate Commitments).

(b) Automatic Reductions. If, on any day, a Mandatory Reduction Event is pending or contemplated to occur, then the aggregate Commitments shall, upon such Mandatory Reduction Event occurring, be permanently and automatically reduced or terminated (as applicable), in an amount equal to the Mandatory Reduction Amount; provided that, if giving effect to any mandatory reduction of the Commitments pursuant to this Section 3.06(b) upon the occurrence of a Mandatory Reduction Event would result in the Principal Obligations exceeding the aggregate Commitments, then prior to actually giving effect to such Mandatory Reduction Event, the applicable Borrower Party shall make a mandatory prepayment pursuant to Section 3.04(a) (except that if such Principal Obligation consists solely of Letter of Credit Obligations, in lieu of such prepayment prior to actually giving effect to such Mandatory Reduction Event, the Borrower Parties may provide Cash Collateral for such Letter of Credit Obligations and terminate the aggregate Commitments).

3.07 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Base Rate Loan; and (c) change its Lending Office from time to time by notice to Administrative Agent and to the Borrower Parties. In such event, such Lender will continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender is entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04.

4. CHANGE IN CIRCUMSTANCES.

4.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Parties hereunder or under any other Loan Document will be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of any Loan Party or Administrative Agent, as applicable) require the deduction or withholding of any Tax from any such payment by Administrative Agent or a Loan Party, then Administrative Agent or such Loan Party will be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or Administrative Agent is required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then: (A) any Loan Party or Administrative Agent, as applicable, will withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) any Loan Party or Administrative Agent, as applicable, will timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party will be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or Administrative Agent is required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then: (A) such Loan Party or Administrative Agent, as required by such Laws, will withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) such Loan Party or Administrative Agent, to the extent required by such Laws, will timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party will be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of subsection (a) above, each Loan Party will timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each Loan Party does hereby indemnify each Recipient, and agrees to make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the applicable Loan Party by the applicable Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of the applicable Recipient, will be conclusive absent manifest error. Each Loan Party does hereby indemnify Administrative Agent, and agrees to make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Letter of Credit Issuer for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 4.01(c)(ii).

(ii) Each Lender and the Letter of Credit Issuer does hereby severally indemnify, and agrees to make payment in respect thereof within 10 days after demand therefor: (A) Administrative Agent against any Indemnified Taxes attributable to such Lender or the Letter of Credit Issuer (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (B) Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(e) relating to the maintenance of a Participant Register; and (C) Administrative Agent against any Excluded Taxes attributable to such Lender or the Letter of Credit Issuer, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the Letter of Credit Issuer by Administrative Agent will be conclusive absent manifest error. Each Lender and the Letter of Credit Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Letter of Credit Issuer, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to Administrative Agent under this Section 4.01(c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by such Loan Party or by Administrative Agent to a Governmental Authority as provided in this Section 4.01, such Loan Party will deliver to Administrative Agent, or Administrative Agent will deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document must deliver to the Loan Parties and Administrative Agent, at the time or times reasonably requested by the Loan Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or Administrative Agent, will deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or Administrative Agent as will enable the Loan Parties or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(ii)(B) and 4.01(e)(ii)(D)) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if any Loan Party is a U.S. Person:

(A) any Lender that is a U.S. Person will deliver to the Loan Parties and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), copies of an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Loan Parties and Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, copies of an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) copies of an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) copies of an executed IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Loan Parties and Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Loan Parties or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender will deliver to the Loan Parties and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” includes any amendments made to FATCA after the date of this Credit Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Loan Parties and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time does Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Letter of Credit Issuer, or have any obligation to pay to any Lender or the Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Letter of Credit Issuer, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it will pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Loan Parties, upon the request of such Recipient, agree to repay the amount paid over to any such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection may not be construed to require the Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 4.01 will survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Letter of Credit Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

4.02 Funding Indemnification. If:

(a) any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;

(b) a Term SOFR Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders;

(c) a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;

(d) the Borrowers fail to borrow or prepay a Term SOFR Borrowing on the date specified in any notice delivered pursuant hereto; or

(e) a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 4.06(b);

then the Borrowers shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrowers agree that the Interest Differential shall not be discounted to its present value.

The Borrowers hereby acknowledge that the Borrowers shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrowers have elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, written demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrowers to the Lenders whether arising out of a voluntary or mandatory prepayment.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 4.02 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

4.03 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Borrowings or to convert Base Rate Borrowings to Term SOFR Borrowings shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Borrowings the interest rate on which is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon written demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert each Term SOFR Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender can lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such Term SOFR Loan, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.02.

4.04 Adequacy of Interest Rate; Benchmark Replacement.

(a) Adequacy of Interest Rate. Notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, but subject to Section 4.04(b), if Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify Administrative Agent that the Required Lenders have determined, that:

(i) for any reason that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding Loans, or

(ii) the Term SOFR Rate is not ascertainable or available (including, without limitation, because the applicable screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, or does not adequately and fairly reflect the cost of making or maintaining Loan, then Administrative Agent shall suspend the availability of Term SOFR Borrowings and require any affected Loans to be repaid or to bear interest at based on the Base Rate, subject to the payment of any funding indemnification amounts required by Section 4.02.

(b) Benchmark Replacement.

(i) Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrower Parties and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.04(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.04(b).

(iv) Benchmark Unavailability Period. Upon notice to the Borrower Parties by Administrative Agent in accordance with Section 13.07 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 4.04(b), Borrower may revoke any Borrowing Request. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

4.05 Increased Costs Generally.

(a) Yield Protection. If any Change in Law, or the compliance by any Lender or its Lending Office or the Letter of Credit Issuer with any request or directive (whether or not having the force of law) of any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration of any Change in Law:

(i) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D))), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or any Letter of Credit Issuer;

(ii) subjects any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the Letter of Credit Issuer any other condition, cost or expense affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing increases the cost to such Lender of making, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer upon not less than 10 days prior written demand therefor, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon not less than 10 days prior written demand therefor, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to a Borrower Party will be conclusive absent manifest error. Such Borrower Party will pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section 4.04 will not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that no Borrower Party will be required to compensate a Lender or the Letter of Credit Issuer pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above will be extended to include the period of retroactive effect thereof).

4.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower Parties through any Lending Office, provided that the exercise of this option will not affect the obligation of the Borrower Parties to repay such Credit Extension in accordance with the terms of this Credit Agreement. If any Lender requires a Borrower Party to pay any Indemnified Taxes or additional amounts to any Lender, the Letter of Credit Issuer or any Governmental Authority for the account of any Lender or the Letter of Credit Issuer pursuant to Section 4.01, or if any Lender or the Letter of Credit Issuer gives a notice pursuant to Section 4.02, then, at the request of the Borrower Parties, such Lender or the Letter of Credit Issuer, as applicable, will use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender or the Letter of Credit Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Letter of Credit Issuer, as the case may be. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Letter of Credit Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.04 or if any Borrower Party is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and in each such case such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.05(a), the Borrower Parties may replace such Lender in accordance with Section 13.12.

(c) Survival. Each Borrower Party’s obligations under this Section 4 will survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

5. SECURITY.

5.01 Liens and Security Interest. To secure performance by the Loan Parties of the payment and performance of the Obligations:

(a) To the extent an Investor holds a Subscribed Interest in any Pledgor, such Pledgor will grant an exclusive, perfected, first priority security interest and Lien (subject to Liens expressly permitted by Section 10.02 of this Credit Agreement) in and to its Collateral Account pursuant to an Assignment of Account to: (i) if such Pledgor is a “Guarantor” or a “Borrower” hereunder, Administrative Agent, for the benefit of Secured Parties, or (ii) if such Pledgor is an “Intermediary” hereunder, to another Pledgor for further assignment ultimately to, Administrative Agent, for the benefit of Secured Parties;

(b) (i) each applicable Guarantor, Borrower and, if applicable, their respective General Partner, to the extent of their respective interests therein, will grant to Administrative Agent, for the benefit of Secured Parties and (ii) each Intermediary that is a Pledgor and its General Partner will grant to another Pledgor for further assignment ultimately to, Administrative Agent, for the benefit of Secured Parties, in each case an exclusive, perfected, first priority security interest and Lien (other than Liens expressly permitted by Section 10.02 of this Credit Agreement) in and to the Collateral, including Capital Calls, Capital Commitments, and Capital Contributions, and including any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof or any guarantees thereof, now existing or hereafter arising, pursuant to a Security Agreement; and

(c) in order to secure further the payment and performance of the Obligations and to effect and facilitate Secured Parties’ right of setoff, each Borrower and Guarantor hereby irrevocably appoints Administrative Agent as the sole party entitled in the name of the applicable Pledgor upon the occurrence and during the continuance of an Event of Default, to make any Capital Calls upon the Investors and Intermediaries pursuant to the terms of the applicable Subscription Agreement, Intermediary Subscription Agreement and the Governing Agreement.

5.02 Collateral Accounts; Capital Calls.

(a) Collateral Accounts. Each Account Holding Pledgor will require that all its Investors and any Intermediaries with an Equity Interest in such Pledgor wire-transfer to U.S. Bank National Association, for further credit to the applicable Collateral Account, all monies or sums paid or to be paid by any such Investor or Intermediary to the capital of such Account Holding Pledgor as Capital Contributions as and when Capital Calls are made. In addition, each Account Holding Pledgor will, upon receipt, deposit in the Collateral Account described above any payments and monies that it receives directly from its Investors or Intermediaries as Capital Contributions. For the avoidance of doubt, no Account Holding Pledgor will direct, authorize or otherwise permit any proceeds, monies or sums paid or to be paid by any of its Investors or applicable Intermediaries pursuant to a Capital Call to be deposited, credited or otherwise included in any account other than the applicable Collateral Account.

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither Administrative Agent, Letter of Credit Issuer, nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls. None of them will be required to refer to the Constituent Documents of any Pledgor or take any other action with respect to any other matter which might arise in connection with such Constituent Documents or the Subscription Agreements, or any Capital Call. None of them has any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Pledgor or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c) Capital Calls. In order that Lenders may monitor the Collateral and the Capital Commitments, no Pledgor may issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without simultaneously delivering to Administrative Agent (which delivery may be electronic, including by providing Administrative Agent with electronic access to any online portal in which Investors receive notification of any Capital Calls) copies of the Capital Call Notice for each Investor from whom a Capital Contribution is being sought, together with a Borrowing Base Certificate, demonstrating that no Borrowing Base Deficiency will exist after application of the subject Capital Contributions in accordance with the terms of the Capital Call Notice. The applicable Pledgor will deliver a report of all Investors failing to fund their Capital Contributions delivered every five Business Days beginning with the fifth Business Day following the date when such Capital Contributions are initially due pursuant to the related Capital Call therefor and ending once all Investors have funded their Capital Contributions. For the avoidance of doubt, such report will not be required if there are no Investors that have failed to fund their Capital Contributions.

(d) Use of Account. Each Account Holding Pledgor may withdraw funds from its Collateral Account at any time or from time to time and disburse such funds as such Account Holding Pledgor may direct, so long as at the time of such withdrawal or disbursement and after giving effect thereto no Cash Control Event has occurred and is continuing, unless, in the case of a Mandatory Prepayment Event, such Account Holding Pledgor has directed that such withdrawal or disbursement be paid to Administrative Agent to repay the outstanding Mandatory Prepayment Amount, or otherwise to pay any outstanding Obligations, in which case Administrative Agent may restrict withdrawals to be directed to such purpose. Any request for a withdrawal by an Account Holding Pledgor from its Collateral Account will be deemed a representation and warranty that no Cash Control Event exists at such time or would immediately result from such withdrawal. Each Account Holding Pledgor hereby irrevocably authorizes and directs Lenders, acting through Administrative Agent, to charge from time to time the Collateral Account for amounts not paid when due (after the passage of any applicable grace period) to Lenders or any of them hereunder, under any Letter of Credit Application, under any Letter of Credit or under the Notes. Administrative Agent, on behalf of Lenders and the Letter of Credit Issuer, is hereby authorized, in the name of Administrative Agent or the name of any Account Holding Pledgor or General Partner, at any time or from time to time upon the occurrence and while an Event of Default exists to notify any or all parties obligated to such Account Holding Pledgor with respect to the Capital Commitments to make all payments due or to become due thereon directly to Administrative Agent on behalf of the Secured Parties, at a different account number, or to initiate one or more Capital Call Notices solely in order to pay the Obligations. Regardless of any provision hereof, in the absence of fraud, gross negligence or willful misconduct by Administrative Agent or the other Secured Parties, none of Administrative Agent or any other Secured Party will ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon. Administrative Agent will give each Account Holding Pledgor prompt notice of any action taken pursuant to this Section 5.02(d), but failure to give such notice will not affect the validity of such action or give rise to any defense in favor of any Account Holding Pledgor with respect to such action.

5.03 Subordination of Claims. As used herein, the term “Subordinated Claims” means, with respect to Investors, each Loan Party, Investment Manager and General Partner, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Loan Party or General Partner (including by setoff pursuant to the terms of any applicable agreement). Subordinated Claims include all rights and claims of each Loan Party and General Partner against an Investor or Intermediary under the Constituent Documents of such Person or under the Subscription Agreements or Intermediary Subscription Agreements. At any time a Borrowing Base Deficiency exists, and until the mandatory prepayment pursuant to Section 3.04 in connection therewith, if any, is paid and satisfied in full, or, during the existence and continuation of an Event of Default, neither any Loan Party nor General Partner may receive or collect, directly or indirectly any amount upon the Subordinated Claims, other than to obtain funds required to make any mandatory prepayment pursuant to Section 3.04. Notwithstanding the foregoing, at any time a Borrowing Base Deficiency exists, and until the mandatory prepayment pursuant to Section 3.04 in connection therewith, if any, is paid and satisfied in full, or, during the existence and continuation of an Event of Default, distributions may be paid to the extent permitted by Section 10.10.

Any Liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any Liens or security interests on an Investor’s Subscribed Interest or an Intermediary’s Equity Interest in the applicable Pledgor, will be and remain inferior and subordinate in right of payment and of security to any Liens, security interests, judgment liens, charges, or other encumbrances upon an Investor’s or Intermediary’s assets securing such Investor’s or Intermediary’s obligations and liabilities to Secured Parties pursuant to any of the Collateral Documents executed by such Person, regardless of whether such encumbrances in favor of any Loan Party, General Partner or Secured Parties presently exist or are hereafter created or attach. Without the prior written consent of Administrative Agent, when an Event of Default has occurred and is continuing, no Loan Party nor General Partner may: (a) exercise or enforce any creditor’s or partnership right it may have against an Investor or Intermediary; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Investor or Intermediary held by such Person; or (c) exercise any rights or remedies against an Investor or Intermediary under the Constituent Documents of such Person or the Subscription Agreements; provided that any action taken by Administrative Agent or the other Secured Parties in any Loan Party’s name, or any action taken by any Loan Party that is required under any Loan Document or to comply with any Loan Document, will not be a violation of this Section 5.03.

6. GUARANTY.

6.01 Guaranty of Payment. Subject to the limitation set forth below, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees to each Lender, the Letter of Credit Issuer, and Administrative Agent the prompt payment of the Obligations of the Borrower Parties (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations under this Credit Agreement and the other Loan Documents. The guaranty in this Section 6 (this “Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and applies to all of the Guaranteed Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Guarantor are adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder will be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including Debtor Relief Laws).

6.02 Obligations Unconditional. The obligations of Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Secured Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any of the other Loan Documents or any Collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require any Secured Party to make demand on or proceed against any Loan Party or any other Person (including a co-guarantor) or to require any Secured Party to pursue any other remedy or enforce any other right. Each Guarantor further agrees that no Person or Governmental Authority has any right to request any return or reimbursement of funds from any Secured Party in connection with monies received under the Loan Documents. Each Guarantor further agrees that nothing contained herein prevents any Secured Party from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings will not constitute a discharge of such Guarantor’s obligations hereunder. Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof will be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Loan Party or by reason of the bankruptcy or insolvency of any Loan Party. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party on this Guaranty or acceptance of this Guaranty. The Guaranteed Obligations, and any part of them, are hereby conclusively be deemed to be and to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between any Loan Party, on the one hand, and the Secured Parties, on the other hand, likewise are conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor hereby subordinates to the Guaranteed Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Guarantor by any other Loan Party; provided, however, that each Loan Party may make distributions consistent with the terms of Section 10.10.

6.03 Modifications. Each Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Obligations may be exchanged, compromised or surrendered from time to time; (b) none of the Secured Parties has any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held for the Obligations; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Loan Party and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Loan Documents, including this Credit Agreement (except for this Section 6) may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of any Loan Party or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which such Guarantor remains bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

6.04 Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of this Guaranty by the Secured Parties and of all extensions of credit to any Borrower Party by the Lenders or the Letter of Credit Issuer; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Secured Parties obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance hereafter securing the Obligations, or the Secured Parties subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; and (e) all other notices to which any Guarantor might otherwise be entitled.

6.05 Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of Guarantors under this Section 6 will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or will be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent, the Letter of Credit Issuer, and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

6.06 Remedies. Each Guarantor agrees that, as between a Guarantor, on the one hand, and the Secured Parties, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.02 (and are hereby deemed to become automatically due and payable in the circumstances provided in Section 11.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) will forthwith become due and payable by Guarantors. Each Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

6.07 Subrogation. Each Guarantor agrees that, until the indefeasible payment of the Guaranteed Obligations (other than any contingent Guaranteed Obligations for which no claim has been made) in full in cash and the termination of the Commitments, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset, indemnification or other claims against any other Loan Party or any other guarantor of the Guaranteed Obligations, arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Credit Agreement or the other Loan Documents. After the indefeasible payment in full in cash of the Guaranteed Obligations (other than any part of the Guaranteed Obligations that represents contingent contractual indemnities) and the termination of the Commitments, each Guarantor will be entitled to exercise against any other Loan Party all such rights of reimbursement, subrogation, contribution, indemnification and offset, and all such other claims, to the fullest extent permitted by law.

6.08 Joint and Several Liability. Each Guarantor acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrower Parties in part based upon the assurances by each Guarantor that each Guarantor desires that the obligations under this Guaranty be honored and enforced as separate obligations of each Guarantor, should Administrative Agent, Lenders and Letter of Credit Issuer desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, Guarantors are jointly and severally liable to Lenders for all representations, warranties, covenants, obligations and indemnities, including the Loans, the Letters of Credit and the other Guaranteed Obligations, and Secured Parties may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Guaranteed Obligations against any one or more Guarantors.

(c) Separate Exercise of Remedies. Administrative Agent (on behalf of Secured Parties) may exercise remedies against each Guarantor and its property separately, whether or not Administrative Agent exercises remedies against the other Guarantor or its property. Administrative Agent may enforce one or more Guarantor’s obligations without enforcing the other Guarantor’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Guarantor’s obligations will not in any way limit Administrative Agent’s right to enforce the obligations of the other Guarantor. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy is hereby deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by Secured Parties from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by such Collateral Documents under the applicable state Law.

7. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

7.01 Conditions to Initial Credit Extension. The obligation of each Lender and the Letter of Credit Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Documentation. The receipt by Administrative Agent, on or before the Closing Date, of the following, in an original, telecopy or electronic version (such as a “pdf” file) (followed promptly by originals) unless otherwise specified, each, as applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) Credit Agreement. Executed counterparts of this Credit Agreement in number acceptable to Administrative Agent;

(ii) Notes. A Note executed by Initial Borrower in favor of each Lender requesting a Note;

(iii) Security Agreements.

(A) The Guarantor Security Agreement, duly executed and delivered by Initial Guarantor; and

(B) The Initial Borrower Security Agreement, duly executed and delivered by Initial Borrower.

(iv) Assignment of Accounts.

(A) The Guarantor Assignment of Account, duly executed and delivered by Initial Guarantor; and

(B) The Initial Borrower Assignment of Account, duly executed and delivered by Initial Borrower.

(v) Financing Statements.

(A) searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Secured Parties’ Liens in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and

(B) duly authorized UCC financing statements, and any amendments thereto, each in form appropriate for filing in each jurisdiction as is necessary, in Administrative Agent’s discretion, to perfect the Secured Parties’ Liens in the Collateral;

(vi) Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such each Loan Party is a party;

(vii) Constituent Documents. Such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized, incorporated or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each such Person’s Constituent Documents (including the Governing Agreement), certificates of good standing and/or qualification to engage in business and a copy of the Investment Management Agreement;

(viii) Responsible Officer Certificate. A certificate from a Responsible Officer of each Loan Party, stating that: (A) all of the representations and warranties contained in Section 8 and the other Loan Documents made by such Loan Party are true and correct in all material respects as of such date (without duplication of any materiality qualifier contained therein), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date; and (B) no event has occurred and is continuing, or would immediately result from the Credit Extension, which constitutes an Event of Default or, to its knowledge, a Default;

(ix) Opinion of Counsel. A favorable opinion of each of (i) Alston& Bird LLP, New York counsel to the Loan Parties, and (ii) Venable LLP, Maryland counsel to Initial Guarantor, in each case covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and in a form reasonably acceptable to Administrative Agent. The Loan Parties hereby request that such counsel deliver such opinions;

(x) ERISA Deliverables. (A) An Operating Company Opinion with respect to each Loan Party (or a reliance letter addressed to Administrative Agent and the other Secured Parties) from counsel to such Loan Party, and each Loan Party hereby requests that such counsel deliver such opinion(s) or (B) (x) a Loan Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for such Loan Party to conclude that its underlying assets will not constitute Plan Assets, due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), a No Plan Asset Certificate;

(xi) Investor Documents. From (A) each Investor a copy of such Investor’s duly executed Subscription Agreement (provided that, other than with respect to the JPM Initial Investor, such Subscription Agreement must be substantially in the form Exhibit T hereto) Side Letter, if any, and Credit Link Document, if applicable; (B) from each Borrowing Base Investor that is (x) an ERISA Investor, such information, if any, reasonably required in order to establish compliance of the transaction with the prohibited transaction exemption available to Administrative Agent or (y) a governmental entity, such information with respect to sovereign immunity relating to such Investor as is reasonably required by Administrative Agent or the Lenders; (C) each Intermediary, if any, a copy of such Intermediary’s Intermediary Subscription Agreement and (D) the JPM Initial Investor, a duly executed copy of its Investor Acknowledgment, dated as of the date hereof, together with such other evidence reasonably satisfactory to Administrative Agent addressing the authority of JPM Initial Investor to execute and deliver its Investor Acknowledgment and Subscription Agreement;

(b) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Loan Party to Administrative Agent, the other Secured Parties or the Arranger on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Loan Party hereunder, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Morrison & Foerster LLP;

(c) “Know Your Customer” Information and Documents.

(i) Receipt of documentation and other information so requested by Administrative Agent or any Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, demonstrating that each of the Loan Parties is KYC Compliant; and

(ii) To the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt of any Beneficial Ownership Certification in relation to such Borrower as requested by Administrative Agent or any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 12.03 for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Credit Agreement is hereby deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.02 All Loans and Letters of Credit. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each Loan Party contained in Section 8 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date of any such Credit Extension (without duplication of any materiality qualifier contained therein), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and except that for purposes of this Section 7.02(a), the representations and warranties contained in Section 8.06 will be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;

(b) No Default. No Event of Default or Default exists at such date;

(c) Loan Notice. In the case of a Borrowing, Administrative Agent has received a Loan Notice;

(d) Application. In the case of a Letter of Credit, the Letter of Credit Issuer has received a Request for Credit Extension executed by the applicable Borrower Party, and has countersigned the same;

(e) Borrowing Base Certificate. In the case of any Credit Extension, Administrative Agent has received a Borrowing Base Certificate;

(f) No Investor Excuses. Other than as disclosed to Administrative Agent in writing, the Loan Parties have no knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the Constituent Documents of any Pledgor, such Investor’s Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit;

(g) Material Adverse Effect. There has been no change in the condition (financial or otherwise) of any Loan Party which, in the reasonable judgment of Administrative Agent, could have a Material Adverse Effect; and

(h) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Loan Party on or prior to the date of such Credit Extension.

Each Request for Credit Extension submitted by a Borrower Party is hereby deemed to be a representation and warranty by such Borrower Party that the conditions specified in Sections 7.02(a) and 7.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

7.03 Qualified Borrower Loans and Letters of Credit. The obligation of each Lender to advance a Loan to a Qualified Borrower or to cause the issuance of a Letter of Credit for a Qualified Borrower is subject to the conditions that:

(a) Qualified Borrower Promissory Note. Administrative Agent has received a duly executed Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Promissory Note, as applicable, complying with the terms and provisions hereof;

(b) Authorizations of Qualified Borrower. Administrative Agent has received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Notes or the Qualified Borrower Letter of Credit Promissory Notes, duly adopted by Qualified Borrower, as required by Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c) Incumbency Certificate. Administrative Agent has received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which certifies the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d) Qualified Borrower Guaranty. Administrative Agent has received from Borrower or Guarantor, a duly executed Qualified Borrower Guaranty complying with the terms and provisions hereof;

(e) Opinion of Counsel to Qualified Borrower. Administrative Agent has received a favorable opinion of counsel for the Qualified Borrower, in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of the Secured Parties. Each Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Secured Parties;

(f) Opinion of Counsel to Borrower. Administrative Agent has received a favorable opinion of counsel for Borrowers, in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of the Secured Parties, with respect to the subject Qualified Borrower Guaranty, covering such matters relating thereto as reasonably requested by Administrative Agent. Borrowers hereby direct such counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Secured Parties;

(g) ERISA Deliverables. Administrative has received (A) an Operating Company Opinion with respect to each Qualified Borrower (or a reliance letter addressed to Administrative Agent and the other Secured Parties) from counsel to such Qualified Borrower, and each Qualified Borrower hereby requests that such counsel deliver such opinion(s) or (B) if (x) such Qualified Borrower does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for such Qualified Borrower to conclude that its underlying assets will not constitute Plan Assets due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), a No Plan Asset Certificate;

(h) Material Adverse Effect. There has been no change in the condition (financial or otherwise) of any Loan Party which, in the reasonable judgment of Administrative Agent, could have a Material Adverse Effect;

(i) Fees, Costs and Expenses. Administrative has received payment of all fees and other invoiced amounts due and payable by any Borrower Party on or prior to the advance of a Loan to a Qualified Borrower or the issuance of a Letter of Credit for a Qualified Borrower and, to the extent invoiced, reimbursement or payment of all reasonable, documented and out-of-pocket expenses required to be reimbursed or paid by any Borrower Party hereunder;

(j) “Know Your Customer” Information and Documents.

(i) Upon the reasonable request of Administrative Agent or any Lender, Administrative Agent and each requesting Lender has received such information and documentation so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, so that each new Qualified Borrower is KYC Compliant; and

(ii) Each new Qualified Borrower that qualified as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to Administrative Agent and each Lender that so requests, a Beneficial Ownership Certification in relation to such Qualified Borrower; and

(k) Additional Information. Administrative Agent has received such other information and documents as may reasonably be required by Administrative Agent and its counsel.

8. REPRESENTATIONS AND WARRANTIES. To induce Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Loan Party, as applicable, represents and warrants to the Secured Parties that:

8.01 Organization and Good Standing. Each Loan Party and General Partner: (a) is duly organized, duly formed or duly incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to: (i) own or lease its properties and assets and to carry on its business as now conducted except where the failure to obtain such power and authority and governmental licenses would not be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under this Credit Agreement and the other Loan Documents to which it is a party and consummate the transactions contemplated hereunder and thereunder; (c) is duly qualified and licensed to do business, and, as applicable, in good standing under the Laws of each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not be expected to have a Material Adverse Effect.

8.02 Authorization. The execution, delivery and performance by each Loan Party and General Partner of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate, partnership or other organizational action.

8.03 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, nor the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of Law to which any Loan Party or General Partner is subject, or any of the Constituent Documents of any Loan Party or General Partner, or any judgment, arbitral order, license, order, or permit applicable to any Loan Party or General Partner or any indenture, mortgage, deed of trust, or other agreement or instrument to which any Loan Party or General Partner is a party or by which any Loan Party or General Partner may be bound, or to which any Loan Party or General Partner may be subject, nor will such execution, delivery, consummation or compliance result in the creation or imposition of a Lien on any of the properties or assets of any Loan Party or any of its Subsidiaries or Affiliates (other than any Liens created under the Loan Documents). No consent, approval, authorization, or license not already obtained, nor any order of any court or Governmental Authority is required in connection with the execution and delivery, or performance, by any Loan Party or General Partner of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

8.04 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of each Loan Party and General Partner, as applicable, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles (whether considered in a proceeding in equity or at law).

8.05 Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which any Pledgor or General Partner has any right, title or interest, in favor of Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (subject to Liens expressly permitted by Section 10.02 of this Credit Agreement), except as enforceability may be limited by Debtor Relief Laws and equitable principles (whether considered in a proceeding in equity or at law).

8.06 Financial Condition. Each Loan Party, as applicable, has delivered to Administrative Agent: (a) the most-recently available copies of the financial statements and reports described in Section 9.01 or, with respect to such requirement on the Closing Date, if such statements and reports are not then available, (b) a pro forma balance sheet as of the Closing Date; in each case certified as true and correct by a Responsible Officer of such Loan Party. Such statements fairly present, in all material respects, the financial condition of such Loan Party as of the applicable date of delivery, and the results of such Loan Party’s operations for the period covered thereby, and have been prepared in accordance with GAAP, except as provided therein.

8.07 Full Disclosure. There is no material fact that any Loan Party or General Partner has not disclosed to Administrative Agent in writing which would reasonably be expected to result in a Material Adverse Effect. No information heretofore furnished by any Loan Party, Investment Manager or General Partner in connection with, or pursuant to, this Credit Agreement, the other Loan Documents or any transaction contemplated hereby or thereby contains any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect; provided that the Loan Parties’ representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that the Loan Parties believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, and that no assurance can be given that the projections will be realized).

8.08 No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the knowledge of any Loan Party, a Default.

8.09 No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Loan Party or General Partner, threatened in writing, against any Loan Party or General Partner that would reasonably be expected to result in a Material Adverse Effect.

8.10 Material Adverse Change. No circumstances exist or changes to any Loan Party or General Partner have occurred since the date of the most recent audited financial statements of such Loan Party and General Partner delivered to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

8.11 Taxes. To the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, all Tax returns required to be filed by any Loan Party in any jurisdiction have been filed and all Taxes upon such Loan Party or upon any of its respective properties, income or franchises have been paid prior to the time that such Taxes could give rise to a Lien thereon, except for any such Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP. There is no proposed Tax assessment against any Loan Party or any basis for such assessment which is material, except for any such Tax assessment that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

8.12 Jurisdiction of Formation; Principal Office. The jurisdiction of formation of each Loan Party and General Partner, and the principal office, chief executive office and principal place of business of each Loan Party and General Partner is set forth on Schedule 1.01A hereto (as such Schedule 1.01A may be amended, restated, supplemented or otherwise modified from time to time).

8.13 ERISA Compliance. (a) No Loan Party nor, except to the extent failure to comply would not be reasonably likely to result in any material liability, any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan; (b) the underlying assets of each Loan Party do not constitute Plan Assets; and (c) assuming the conditions of Section 12.11, none of the transactions contemplated under the Loan Documents constitutes a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that could subject Administrative Agent, the Lenders or the Letter of Credit Issuer to any Tax, penalty, damages or any other claim or relief under the Code or ERISA.

8.14 Compliance with Law. Each Loan Party is, to the best of its knowledge, in compliance in all respects with all Laws, rules, regulations, orders, and decrees which are applicable to such Loan Party or its properties, including Environmental Laws, to the extent failure to comply could reasonably be expected to have a Material Adverse Effect.

8.15 Hazardous Substances. No Loan Party: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Loan Party, or any permit issued under any Environmental Law to such Loan Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

8.16 Limited Partnership Company Structure. As of the date hereof, the sole General Partner of the Initial Borrower is the Initial Guarantor. The Investors of each Pledgor are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to Administrative Agent in accordance with Section 10.05(c)), and the true and correct Capital Commitment of each Investor is set forth on Exhibit A (or on such revised Exhibit A). The structure of the Loan Parties is depicted on Schedule 1.01A (as such Schedule 1.01A may be amended, restated, supplemented or otherwise modified from time to time). The Loan Parties have not formed any Alternative Investment Vehicles that are not depicted on Schedule 1.01A hereto (or on an updated Schedule 1.01A delivered by the Loan Parties to Administrative Agent upon formation of such Alternative Investment Vehicle).

8.17 Capital Commitments and Contributions. The aggregate amount of the Unfunded Commitments of all Investors as of the date hereof is $132,750,000.44. The aggregate amount of the Unfunded Commitments of all Included Investors as of the date hereof is $116,967,369.03. The aggregate amount of the Unfunded Commitments of all Designated Investors as of the date hereof is $0. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to Administrative Agent. As of the date hereof, to the knowledge of each Loan Party and General Partner, no Investor is in default under the Governing Agreement or its Subscription Agreement. Prior to the date hereof, each Pledgor has satisfied any conditions to its rights to make a Capital Call, including any and all conditions contained in its Constituent Documents or the Subscription Agreements.

8.18 Investor Documents. Each Investor and Intermediary has executed a Subscription Agreement or Intermediary Subscription Agreement, in each case, other than with respect to the JPM Initial Investor, substantially in the form of Exhibit T, as applicable, that has been provided to Administrative Agent. Each Side Letter that has been entered has been provided to Administrative Agent. For each Investor and Intermediary, the Constituent Documents of the applicable Pledgor and such Investor’s Subscription Agreement (and any related Side Letter) or Intermediary Subscription Agreement, as applicable, sets forth its entire agreement regarding its Capital Commitment.

8.19 No Defenses. Neither any Loan Party nor General Partner: (a) knows of any default or circumstance that with the passage of time or giving of notice, could constitute a default under any Pledgor’s Constituent Documents, any Subscription Agreement, any Intermediary Subscription Agreement, any Side Letter or Credit Link Document that would constitute a defense to the obligations of the Investors or Intermediaries to make Capital Contributions to any Pledgor pursuant to a Capital Call Notice, in accordance with the Subscription Agreements, Intermediary Subscription Agreement or Constituent Documents of any Pledgor, or (b) has knowledge of any claims of offset or any other claims of the Investors or Intermediaries against any Loan Party or General Partner that would or could diminish or adversely affect the obligations of the Investors or Intermediaries to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreement (and any related Side Letters) or Intermediary Subscription Agreement, any Pledgor’s Constituent Documents or any Credit Link Document.

8.20 Fiscal Year. The fiscal year of each Loan Party and General Partner is the calendar year.

8.21 Investment Company Act. Neither any Loan Party nor General Partner is: (a) an “investment company” within the meaning of the Investment Company Act; or (b) an issuer that would be an “investment company” under the Investment Company Act if it were not subject to exclusion from the definition under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

8.22 Margin Stock. No Borrower Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of a Borrower only or of such Borrower and its Subsidiaries on a consolidated basis that are subject to any restrictions contained herein consists of Margin Stock. None of the Collateral consists of Margin Stock, and the Obligations are not “indirectly secured” (as such term is defined in 12 CFR §221.2) by Margin Stock, including pursuant to Section 11.01(f) with respect to any Indebtedness held by any Lender or any Affiliate of a Lender.

8.23 Anti-Corruption Laws; Sanctions. Each Loan Party and its respective Subsidiaries and respective officers and employees, and to the knowledge of such Loan Party, its directors and agents acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Each Loan Party (or its Affiliates on its behalf) has implemented and maintains in effect for itself policies and procedures reasonably designed to promote compliance by such Loan Party, and their respective officers, employees, directors, and agents acting in their capacity as such with Anti-Corruption Laws and applicable Sanctions. No Loan Party nor any General Partner, nor any of their respective Subsidiaries or, to the knowledge of such Loan Party or General Partner, as applicable, any of its respective directors, officers, employees, agents, or controlling or controlled Affiliates, is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in any Designated Jurisdiction.

8.24 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

8.25 No Brokers. As of the Closing Date, none of the Loan Parties nor General Partner has dealt with any broker, investment banker, placement agent, agent or other Person (except for Administrative Agent, Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

8.26 Solvency. Each Loan Party is, and immediately after consummation of the transactions contemplated by the Loan Documents will be, Solvent.

8.27 Investments. No Investments made by any Loan Party or their Subsidiaries, directly or indirectly, are in violation of, or would cause a default under, the terms of the Governing Agreement.

8.28 Insurance. The Loan Parties maintain, and have caused each Subsidiary to maintain, insurance in compliance with Section 9.11.

8.29 Beneficial Ownership. As of the applicable date of delivery, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9. AFFIRMATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment in full of the Notes and the performance in full of the Obligations (other than any contingent Obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each Loan Party and General Partner agrees that, unless Administrative Agent otherwise consents in writing based upon the approval of the Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01 Financial Statements, Reports and Notices. Each Loan Party, as applicable, will deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) Annual Statements. As soon as reasonably available and in any event within 120 days after the end of each fiscal year of the Initial Guarantor, (i) audited, unqualified financial statements of Initial Guarantor, including a balance sheet of Initial Guarantor as of the end of such fiscal year and the related statements of operations for such fiscal year prepared by independent public accountants of nationally recognized standing and (ii) such other reporting delivered to the Investors generally with respect to the Pledgors’ and their Subsidiaries’ (including Initial Guarantor and Initial Borrower) investment and activities;

(b) Quarterly Statements. As soon as available and in any event within 60 days after (i) the end of each fiscal quarter of each fiscal year of the Initial Guarantor, an unaudited balance sheet of Initial Guarantor as of the end of such quarter and the related unaudited statements of operations for such quarter and for the portion of Initial Guarantor’s fiscal year ended at the end of such quarter, and (ii) the end of each of the first three fiscal quarters of each fiscal year of the Initial Guarantor, such other reporting delivered to the Investors generally with respect to the Pledgors’ and their Subsidiaries’ (including Initial Guarantor and Initial Borrower) investment and activities, provided that such financial statements and other quarterly reporting shall not be considered delinquent until 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Initial Guarantor; provided further that such quarterly reporting to Investors shall be provided within 120 days of the end of the last fiscal quarter of each fiscal year, if any such last fiscal quarter reporting is produced;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b)above, a certificate (a “Compliance Certificate”) of a Responsible Officer of the Initial Borrower substantially in the form of Exhibit K attached hereto (with blanks appropriately completed in conformity herewith, and which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and is hereby deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Loan Parties during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present in all material respects the financial condition and the results of operations of the Loan Parties and their consolidated Subsidiaries on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments; (iii) stating that the Loan Parties are in compliance with the covenants set forth in Section 10.11, and containing the calculations evidencing such compliance; (iv) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable Loan Party is taking or propose to take with respect thereto; (v) specifying changes, if any, in (A) the name of any Included Investor or in the identity of any Included Investor, by merger or otherwise and (B) to such party’s actual knowledge, without due inquiry, the name of any Investor that is not an Included Investor or in the identity of any Investor that is not an Included Investor, by merger or otherwise; (vi) listing Subsequent Investors that have not satisfied the conditions of Section 10.05(d); (vii) attaching a status report which details the Investments of the Loan Parties, including all Investments acquired during the period covered by such Compliance Certificate; (viii) listing Borrowing Base Investors which have been subject to an Exclusion Event (based on the actual knowledge of the Loan Parties after due inquiry with respect to any Knowledge Qualified Exclusion Event); (ix) attaching a Borrowing Base Certificate; and (x) setting forth any change in the information provided in the Beneficial Ownership Certification previously delivered to Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification;

(d) Borrowing Base Certificate. An updated Borrowing Base Certificate certified by a Responsible Officer of the Initial Borrower to be true and correct in all material respects, setting forth a calculation of the Available Loan Amount in reasonable detail at each of the following times:

(i) in connection with any new Borrowing or request for a Letter of Credit;

(ii) concurrently with the issuance of any Capital Calls to the Investors together with copies of such Capital Calls in accordance with Section 5.02(c);

(iii) within two Business Days following any Exclusion Event (or within two Business Days following the date of actual knowledge of the Loan Parties after due inquiry with respect to any Knowledge Qualified Exclusion Event);

(iv) in connection with (A) any JPM Initial Investor Capital Event or (B) any Transfer or Capital Event of any Borrowing Base Investor’s Capital Commitment; and

(v) concurrently with the delivery of any Compliance Certificate as required by Section 9.01(c).

(e) Tax Returns. At the reasonable request of Administrative Agent, as soon as available, copies of all Federal and state income tax returns filed by the Loan Parties.

(f) Reporting from Investors. Promptly upon the receipt thereof, and in any event within five (5) Business Days thereafter, copies of all material reports and other material information received by each Loan Party and/or the General Partner from the Investors, including (i) notices relating in any way to an Investor’s funding obligation, (ii) any notice containing any reference to misconduct of any Loan Party or General Partner, (iii) any notice that the Investors intend to remove General Partner, and (iv) any opinion of counsel relating in any way to an Investor’s status as a limited partner.

(g) Reporting to Investors. Promptly upon the delivery thereof, and in any event within five (5) Business Days thereafter, copies of all material reports and other material information delivered to the Investors by General Partner, including (i) any notice of default delivered to any Investor, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Governing Agreement or the Constituent Documents, (ii) any notices to an Investor relating in any way to such Investor’s Capital Commitment, and (iii) any notices to Investors relating in any way to the misconduct of any Loan Party or General Partner.

(h) ERISA Deliverables.

(i) Unless an Operating Company Opinion has previously been delivered to Administrative Agent in accordance with Section 7.01(a)(x) or this Section 9.01(h), each Loan Party, as applicable, will deliver to Administrative Agent an Operating Company Opinion in a form reasonably acceptable to Administrative Agent on or before the date, if any, that such Loan Party would hold Plan Assets absent qualification as an Operating Company.

(ii) To the extent a Loan Party has delivered to Administrative Agent an Operating Company Opinion pursuant to Section 7.01(a)(x) or this Section 9.01(h), by the forty-fifth (45th) day of each Annual Valuation Period of such Loan Party, such Loan Party will deliver to Administrative Agent an Operating Company Certificate.

(iii) If (x) a Loan Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for such Loan Party to conclude that its underlying assets will not constitute Plan Assets, throughout the entire contemplated term (or remaining term) of this Credit Agreement (until such time, if any, that such Loan Party delivers an Operating Company Opinion), due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), then at the times the financial statements are delivered to Administrative Agent pursuant to Section 9.01(a), such Loan Party will deliver a No Plan Asset Certificate to Administrative Agent in lieu of providing an Operating Company Opinion or Operating Company Certificate.

(i) Investor Financial Information. Such financial information from Borrowing Base Investors as Administrative Agent may reasonably request in order to continue designation of such Investors as Borrowing Base Investors; provided that the Loan Parties shall only be required to provide such financial information as the Loan Parties are entitled to receive pursuant to the applicable Governing Agreement, Subscription Agreement, Side Letter, if any, and Credit Link Document, if applicable;

(j) Beneficial Ownership Certification. If any Loan Party becomes a “legal entity customer” under the Beneficial Ownership Regulation after the Closing Date, a Beneficial Ownership Certification in relation to such Loan Party;

(k) Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering and similar rules and regulations and related policies; and

(l) Other Information. Such other information concerning the business, properties, or financial condition of the Loan Parties as Administrative Agent may reasonably request.

9.02 Electronic Delivery. Documents required to be delivered pursuant to Section 9.01 may be delivered electronically and if so delivered, is hereby deemed to be delivered on the date (i) on which Initial Guarantor files any such document with the SEC’s EDGAR system (or any successor thereto) in a manner accessible to the public at large or (ii) notice of the posting of such documents containing the relevant website address or a link thereto or other information required for Administrative Agent and Lenders to access the documents is delivered to Administrative Agent by the applicable Loan Party under Section 13.07); provided that: (a) the Loan Parties will deliver paper copies of such documents to Administrative Agent or any Lender upon its request to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender; and (b) except with respect to any document posted or that becomes publicly available on the SEC’s EDGAR website, the applicable Loan Party will notify Administrative Agent and each Lender (by fax or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent has no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event has no responsibility to monitor compliance by the Loan Parties with any such request by a Lender for delivery, and each Lender is responsible for requesting delivery to it or maintaining its copies of such documents.

9.03 Loan Party Materials. Each Loan Party hereby acknowledges that: (a) Administrative Agent or the Arranger may, but is not be obligated to, make available to Lenders and the Letter of Credit Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on Debt Domain, IntraLinks, SyndTrak, ClearPar or another substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that: (i) all of its Loan Party Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” appears prominently on the first page thereof; (ii) by marking such Loan Party Materials “PUBLIC,” such Loan Party is hereby deemed to authorize Administrative Agent, the Arranger, the Letter of Credit Issuer and Lenders to treat such Loan Party Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Information, they will be treated as set forth in Section 13.17); (iii) all of its Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent and the Arranger are entitled to treat any Loan Party Materials of such Loan Party that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Loan Party is under any obligation to mark any Loan Party Materials “PUBLIC.”

9.04 Payment of Taxes. Each Loan Party will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure could have a Material Adverse Effect; provided, however, that no Loan Party is required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof is at such time being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.

9.05 Maintenance of Existence and Rights. Each Loan Party and General Partner will preserve and maintain its existence. Each Loan Party will further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

9.06 Notice of Default, Exclusion Events, JPM Initial Investor Capital Event; Final Closing Date.

(a) Each Loan Party will promptly notify Administrative Agent in writing (and in any event, within two Business Days thereof): (i) upon becoming aware of any Default or Event of Default hereunder; (ii) upon becoming aware of any notice from Investors under the Governing Agreement seeking the removal of General Partner; and (iii) upon becoming aware that any Intermediary has violated or breached any material term of the Governing Agreement.

(b) Each Loan Party will promptly notify Administrative Agent in writing (but in no event later than five Business Days) after becoming aware of: (i) any decline in the Rating of any Borrowing Base Investor, or decline in the capital status of any Borrowing Base Investor that is a Bank Holding Company, whether or not such change results in an Exclusion Event, (ii) any Exclusion Event or the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event (including any notice that a Borrowing Base Investor intends to amend its Side Letter through any “most favored nations” clauses that could materially impair Lenders’ Collateral rights), (iii) any JPM Initial Investor Capital Event or (iv) any other event or circumstance that could reduce the Available Loan Amount.

9.07 Other Notices. Each Loan Party will, promptly upon receipt of actual knowledge thereof, notify Administrative Agent of any of the following events to the extent that such events would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of any Loan Party or General Partner; (b) any default under any material agreement, contract, or other instrument to which such Loan Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Loan Party; (c) any uninsured claim against or affecting such Loan Party or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Loan Party; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of any Borrower Party; (g) any material remedial action taken by any Loan Party in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of a Borrower Party’s Properties on SEMS to the extent that any Loan Party obtains knowledge of such listing, whether or not such listing would reasonably be expected to result in a Material Adverse Effect.

9.08 Compliance with Loan Documents and Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Loan Party and General Partner will promptly comply with any and all covenants and provisions of its Constituent Documents and this Credit Agreement, the Notes, and all of the other Loan Documents executed by it. Each Pledgor will use the proceeds of any Capital Calls only for such purposes as are permitted by its Constituent Documents.

9.09 Books and Records; Access. Each Loan Party will give any representative of Administrative Agent or Lenders, or any of them, access during all normal business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Loan Party and relating to its affairs and to inspect any of the properties of such Loan Party; provided that, so long as no Event of Default has occurred and is continuing each Loan Party shall only be required to give such access no more frequently than once per fiscal year and only following five (5) Business Days prior written notice.

9.10 Compliance with Law. Each Loan Party and General Partner will (a) comply in all material respects with all Laws, rules, regulations, and orders of any Governmental Authority, including Environmental Laws, ERISA, Anti-Corruption Laws and applicable Sanctions; and (b) perform its obligations under agreements to which it is a party, except where any such failure to do so could not reasonably be expected to result in a Material Adverse Effect. Initial Guarantor (or its parent Affiliate entities on its behalf) will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Loan Parties and General Partner, and their respective directors, officers, employees and agents acting in their capacity as such with Anti-Corruption Laws and applicable Sanctions.

9.11 Insurance. Each Loan Party will maintain general liability insurance, workers’ compensation insurance, and insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards for the Loan Parties’ industry and the failure of which to maintain could have a Material Adverse Effect.

9.12 Authorizations and Approvals. Each Loan Party and General Partner will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Loan Party and General Partner to comply with their respective obligations hereunder, under the other Loan Documents, the Subscription Agreements and under their respective Constituent Documents.

9.13 Maintenance of Liens. Each Loan Party and General Partner will perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable the Secured Parties to report, file, and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain Secured Parties’ Liens and security interests in the Collateral and otherwise to preserve and protect the rights of the Secured Parties.

9.14 Further Assurances. Each Loan Party and General Partner will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Loan Party and General Partner hereunder or thereunder, or for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations anticipated herein.

9.15 Subscription Agreements. Each Loan Party shall, unless otherwise consented to in writing at the Administrative Agent’s sole discretion, ensure that each Investor’s Subscription Agreement (other than the JPM Initial Investor’s Subscription Agreements, solely with respect to the JPM Initial Investor) are substantially in the form of Exhibit T hereto.

9.16 Anti-Corruption Laws; Anti-Money Laundering Compliance and Sanctions. Each Loan Party must and will use its best efforts to cause its Subsidiaries to: (a) conduct its businesses in compliance with Anti-Corruption Laws that apply to such Loan Party (or its parent Affiliate entities on its behalf) and remain subject to policies and procedures designed to promote and achieve compliance with such Laws; and (b) provide such information and take such actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and the Lenders in maintaining compliance with “know your customer” and anti-money laundering laws and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

9.17 Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder will be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower.

9.18 Returned Capital. The Loan Parties will promptly following notification to the Investors of any Returned Capital: (a) notify Administrative Agent in writing of such Returned Capital; (b) deliver to Administrative Agent a revised Borrowing Base Certificate modified by the Loan Parties reflecting the changes to the Capital Commitments and the Unfunded Commitments, resulting from the distribution of the Returned Capital; and (c) deliver to Administrative Agent copies of all notices of Return Capital sent to an Investor and a certificate of General Partner certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Unfunded Commitment and confirming the Unfunded Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Commitment increases by Returned Capital for purposes of this Credit Agreement will be the date on which General Partner has delivered to Administrative Agent duly completed copies of the items required by this Section 9.18.

10. NEGATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than any contingent Obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each Loan Party and General Partner agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

10.01 Mergers, Dissolution, Loan Party Information.

(a) No Loan Party nor General Partner will merge, dissolve, liquidate, consolidate with or into any Person, or Dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) in favor of any Person (including, in each case, pursuant to a Division), unless such Loan Party, or General Partner, as applicable is the surviving entity (including, in each case, pursuant to a Delaware LLC Division), provided however, that in each such case, General Partner will give Administrative Agent a minimum of 10 Business Days’ written notice of such proposed transaction, and if any such transaction involves two or more Loan Parties or a Loan Party and General Partner, such merger may not be consummated without prior confirmation from Administrative Agent that its Liens in the Collateral, after giving effect to such transaction, have been preserved, or receipt by Administrative Agent of documentation it reasonably requires to so preserve such Liens. Neither any Loan Party nor General Partner will take any action to dissolve or terminate such Loan Party or General Partner, including any action to sell or dispose of all or substantially all of the property of such Loan Party or General Partner.

(b) No Loan Party will change its name, jurisdiction of formation (or, at any time when its jurisdiction of formation is not Delaware, chief executive office and/or principal place of business) without giving Administrative Agent a minimum of 10 Business Days’ written notice thereof; provided that if any Loan Party changes its chief executive office and/or principal place of business but Delaware remains its jurisdiction of formation, such Loan Party shall give Administrative Agent written notice thereof within 30 days after such change. In connection with any such change, the Loan Parties will deliver to Administrative Agent an updated replacement Schedule 1.01A.

(c) Except as permitted by Section 10.05, no Loan Party will permit the Transfer of any Equity Interest in such Loan Party (including by any General Partner) or in General Partner or issue additional general partner or manager interests, without, in each case, prior notice to, and written consent of, Administrative Agent; provided that, transfers of Equity Interests in any Loan Party to an Affiliate of such Loan Party shall be permitted solely if such transfer does not violate any other obligations of any of the Loan Parties under the Loan Documents; provided, further, that, Transfers by any Investor of any shares Class E common stock (or any other class of common stock) of the Initial Guarantor issued to such Investor by the Initial Guarantor upon such Investor making a Capital Contribution shall not be subject to this Section 10.01(c). Notwithstanding the foregoing, if such Transfer results in (i) such Investor Transferring its obligation to make future Capital Contributions to the Initial Guarantor or (ii) a Capital Event with respect to such Investor then, in each case, such Transfer shall be governed by Section 10.05 or Section 10.06, as applicable.

10.02 Negative Pledge. Without the approval of all Lenders, none of the Loan Parties nor General Partner will create or suffer to exist any Lien upon the Collateral, other than (a) Liens in favor of Administrative Agent for the benefit of the Secured Parties or Liens securing obligations under any Letter of Credit documentation, (b) customary liens, rights of setoff or similar rights and remedies of U.S. Bank, in its capacity as depository, with respect to or on any Collateral Account, (c) Liens relating to taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the applicable Borrower maintains adequate reserves, maintained in accordance with GAAP, or (d) other Liens created by operation of applicable law (in contrast with Liens voluntarily granted) provided that the aggregate Indebtedness secured by such other Liens does not exceed $250,000.

10.03 Fiscal Year and Accounting Method. Without the prior written consent of Administrative Agent alone (such approval not to be unreasonably withheld, conditioned or delayed), no Loan Party will change its fiscal year or method of accounting.

10.04 Constituent Documents. Without the prior written consent of Administrative Agent and, as applicable, the Required Lenders consistent with this Section 10.04, no Loan Party may alter, amend, modify, terminate, or change any provision of its Constituent Documents (including by virtue of such Person’s consent to or entry into any Side Letter) or Intermediary Subscription Agreements affecting the Investors’ or Intermediaries’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of Pledgor, General Partner, or Secured Parties, or relating to Capital Call Notices, Capital Commitments, Capital Contributions or Unfunded Commitments; in any way that materially impairs the rights of the Secured Parties with respect to the Collateral or would be reasonably likely to materially and adversely affect the rights of the Secured Parties or any Lien on the Collateral (each a “material amendment”); provided, that, notwithstanding the foregoing, customary amendments to the Constituent Documents of the Initial Guarantor or any other Loan Party that is a REIT in connection with an offering of de minimis REIT preferred interests shall be permitted without any additional approval from Administrative Agent and the Lenders, provided that such amendments do not constitute a material amendment. With respect to any proposed amendment, modification or change to any Constituent Document (including any Side Letter) or Intermediary Subscription Agreement, the Loan Parties will notify Administrative Agent of such proposal. Administrative Agent will determine, in its reasonable discretion (that is, the determination of the other Lenders will not be required) whether such proposed amendment, modification or change to such Constituent Document is a material amendment, and will use commercially reasonable efforts to notify the Loan Parties of its determination within seven (7) Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.07. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 13.01), and Administrative Agent will promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by the Loan Parties, and Lenders will respond to such request within seven (7) Business Days or be deemed to have approved such material amendment. If Administrative Agent determines that the proposed amendment is not a material amendment, the applicable Loan Party may make such amendment without the consent of Lenders. Notwithstanding the foregoing, without the consent of Administrative Agent or the Lenders, any Pledgor may amend its Constituent Documents: (i) to admit new Investors to the extent permitted by this Credit Agreement; (ii) to reflect transfers of interests permitted by this Credit Agreement; (iii) to permit the adoption of any “most favored nations” clauses in any Side Letters of any Investor (provided that in the case of this clause (iii), the Loan Parties will provide prior written notice within the timeframes required by Section 9.06(b), if applicable); and (iv) to incorporate any amendments required by any state in order to comply with the NASAA REIT Guidance or Blue Sky Laws. General Partner will deliver to Administrative Agent, not later than five Business Days after the effectiveness thereof, a copy of any amendment, supplement, modification or change to its Constituent Documents. For the avoidance of doubt, the Proposed Amendment is not a material amendment for purposes of this Section 10.04.

10.05 Transfer by, or Admission of, Investors.

(a) Transfer of Subscribed Interest. No Pledgor may permit the Transfer of the Subscribed Interest of any Investor without prior written notice to Administrative Agent.

(b) Designation of Transferee. A transferee that meets the Applicable Requirement, as determined by Administrative Agent in its reasonable discretion, and that has delivered satisfactory documentation to Administrative Agent (including a Subscription Agreement substantially in the form of Exhibit T hereto) may be designated as an Included Investor without further consent. Designation of any other transferee as an Included Investor or Designated Investor will require the consent of all Lenders.

(c) Admission of Investors. No Pledgor may admit any Person as an additional Investor if such Person is currently Subject to Sanctions. Each Pledgor will give Administrative Agent prior written notice of the admission of any additional Investor (whether such Person is being admitted as a transferee or a new Investor) and will provide information required as to ensure such additional Investor is KYC Compliant.

(d) Documentation Requirements. With respect to any Transfer by any Investor of its Subscribed Interest, each Pledgor will deliver copies of documents relating to such transfer and information about the transferee as reasonably required by Administrative Agent in order to effect its due diligence under this Credit Agreement prior to such transfer. With respect to any Person admitted as a substitute or new Investor (whether due to a Transfer by an existing Investor or otherwise) (a “Subsequent Investor”), each Pledgor will, as a condition to such admission, provide documentation similar to that described in Section 7.01(a)(xi) reasonably satisfactory to Administrative Agent in its reasonable discretion. Any existing Investor that is a transferee from another Investor will provide confirmation of its obligations with respect to any increase in its Capital Commitment relating to such Transfer, and, to the extent not addressed in the documentation previously delivered by such Investor, evidence of its authority to assume such increased Capital Commitment, satisfactory to Administrative Agent in its reasonable discretion. In the event any Person is admitted as an additional or substitute Investor, Pledgors will promptly deliver to Administrative Agent a revised Exhibit A to this Credit Agreement, containing the names of each Investor and the Capital Commitments of each; provided that, with respect to any additional or substitute investor that is an employee of JPMorgan Chase & Co., Pledgors will not be required to deliver a revised Exhibit A but Exhibit A will be deemed revised with respect to any such additional or substitute employee investor as set forth on the most recently delivered Borrowing Base Certificate.

(e) Funding Requirements. Prior to the effectiveness of any (i) Transfer by a Borrowing Base Investor, (ii) Capital Event with respect to any Borrowing Base Investor permitted by Administrative Agent and Lenders pursuant to Section 10.06 or (iii) JPM Initial Investor Capital Event, the Loan Parties (A) will calculate whether, taking into account the Capital Commitments of the Borrowing Base Investors as if such Transfer, Capital Event or JPM Initial Investor Capital Event had occurred, such Transfer, Capital Event or JPM Initial Investor Capital Event would cause a Borrowing Base Deficiency or a Mandatory Reduction Event to occur and, (1) if a Borrowing Base Deficiency would occur, the Loan Parties will prepay any mandatory prepayment under Section 3.04 that would result from such Transfer, Capital Event or JPM Initial Investor Capital Event, and make any Capital Calls required to pay such mandatory prepayment prior to permitting such Transfer, Capital Event or JPM Initial Investor Capital Event (and with respect to any (x) transferring Investor, (y) Investor that is the subject of such Capital Event or (z) the JPM Initial Investor in the case of any JPM Initial Investor Capital Event, the related Capital Contribution must have been made prior to permitting such Transfer, Capital Event or Initial Capital Event) and (2) if the applicable Borrowing Base Deficiency is a Mandatory Reduction Event, the Commitments shall be automatically reduced or terminated (as applicable) as set forth in Section 3.06(b).

10.06 Capital Commitments. No Pledgor may: (a) without the prior written consent of Administrative Agent, effect or permit a Capital Event with respect to any non- Borrowing Base Investor or Intermediary; and (b) without the prior written approval of Administrative Agent and all Lenders: (i) issue any Capital Call Notices without complying with Section 5.02(c); (ii) effect or permit a Capital Event with respect to any Borrowing Base Investor (other than any JPM Initial Investor Capital Event with respect to the JPM Initial Investor); or (iii) except as mandated by the relevant Governing Agreements, excuse any Investor or Intermediary from or permit any Investor or Intermediary to defer any Capital Contribution if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder.

10.07 ERISA Compliance. (a) No Loan Party nor, except to the extent failure to comply would not be reasonably likely to result in any material liability, any ERISA Affiliate may establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan; (b) without the approval of all Lenders, no Loan Party may take any action that would cause its underlying assets to constitute Plan Assets; (c) no Loan Party, as applicable, may change its Annual Valuation Period without giving prior written notice to Administrative Agent; and (d) no Loan Party may take any action, or omit to take any action, which would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject Administrative Agent or the Lenders to any Tax, penalty, damages or any other claim or relief under the Code or ERISA.

10.08 Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Loan Party: (a) may cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of any Borrower Party in material violation of Environmental Law; or (b) may permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

10.09 Margin Stock. No Borrower Party will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, nor take any action that would result in the Obligations being directly secured or “indirectly secured” (as such term is defined in 12 CFR 221.2) by Margin Stock.

10.10 Limitations on Dividends and Distributions:

(a) No Loan Party may declare or pay any dividends or distributions except as permitted under its Constituent Documents.

(b) No Loan Party may declare or pay any dividends or distributions if any Cash Control Event has occurred and is continuing, other than distributions made to a Guarantor (provided that such Guarantor shall not be entitled to further distribute such funds to its investors) and any distributions required to maintain a Loan Party’s status as a REIT and so long as no acceleration of the Obligations hereunder has occurred under Section 11.02.

10.11 Limitation on Debt. No Loan Party may incur any Indebtedness except as permitted under its Constituent Documents; provided that, notwithstanding anything herein to the contrary, no Loan Party nor any of their respective Subsidiaries through which Investments in Properties are held shall (a) incur Indebtedness for borrowed money in excess of sixty-five percent (65%) of the greater of (i) the aggregate cost of all Investments then owned (directly or indirectly) by Initial Borrower or Initial Guarantor or any of their respective Subsidiaries and (ii) the aggregate fair market value of all such Investments, in each case measured at the time of incurrence of such Indebtedness; and (b) incur asset-level Indebtedness for borrowed money with respect to any single Investment in any Property in excess of seventy-five percent (75%) of the greater of (i) the aggregate cost of such Investment and (ii) the aggregate fair market value of such Investment, in each case measured at the time of the incurrence of such Indebtedness.

10.12 Limitations on General Partner. General Partner may not create or suffer to exist any Lien upon its Subscribed Interest in any Pledgor, nor may General Partner engage in any activities or operate any other business other than to serve as a manager or a general partner of a Loan Party and its Affiliates. General Partner will not delegate: (a)(i) any of its rights to issue Capital Call Notices, (ii) any of its rights to require that the Investors or Intermediaries make Capital Contributions or (iii) any other right or remedy relating to the Collateral hereunder (including enforcement of the Investors’ and Intermediaries’ obligation to make Capital Contributions in accordance with the Governing Agreement) or (b) any of its rights to consent to the transfer by any Investor of its Subscribed Interest in any Pledgor or to any Capital Event.

10.13 Limitation on Guarantor10.14 . No Guarantor may sell, transfer, assign or otherwise dispose of, or create or suffer to exist any Lien upon, all or any portion of its interest in any Borrower other than to any Person becoming a Guarantor hereunder and the issuance of de minimis preferred interests of a Borrower that is a REIT in connection with the qualification of such Borrower as a REIT.

10.14 Sanctions. No Borrower Party may, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is Subject to Sanctions, or in any other manner that will result in a violation by any Person participating in the transactions contemplated by this Credit Agreement, whether as Lender, Arranger, Administrative Agent, Letter of Credit Issuer or otherwise of Sanctions.

10.15 Anti-Corruption Laws. No Borrower Party will use, directly or indirectly, and Borrower Parties will ensure that their Subsidiaries and their respective directors, officers, employees and, to such Borrower Party’s or Subsidiary’s (as applicable) knowledge, agents, will not use, the proceeds of any Credit Extension for any purpose which would breach Anti-Corruption Laws.

10.16 Alternative Investment Vehicles.

(a) No Loan Party may form any Alternative Investment Vehicle without providing prompt written notice of such formation to Administrative Agent.

(b) No Loan Party may either: (i) transfer the Unfunded Commitments of any Investor or Intermediary to any Alternative Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle, in either case, unless such Alternative Investment Vehicle has joined this Credit Agreement as a Pledgor in accordance with Section 2.18, or Lenders are otherwise satisfied, in their sole discretion, that such transfer of Unfunded Commitments or allocation of Capital Contributions will not adversely impact the Collateral.

11. EVENTS OF DEFAULT.

11.01 Events of Default. An “Event of Default” will exist if any one or more of the following events occurs and is continuing:

(a) Any Borrower Party fails to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or any fee, expense, or other payment required to be paid hereunder or under any other Loan Document, including payment of cash for deposit as Cash Collateral as required hereunder, and such failure under this clause (ii) continues for three days thereafter;

(b) any representation or warranty made or deemed made by any Loan Party under this Credit Agreement or any of the other Loan Documents executed by any of them, or in any certificate or statement furnished or made to the Secured Parties or any of them by a Loan Party pursuant hereto or in connection herewith or with the Loans, proves to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed made, or when furnished;

(c) default occurs in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, or Section 10), or of the covenants or agreements of a Loan Party contained in any other Loan Documents executed by such Person, and such default continues uncured to the satisfaction of Administrative Agent for a period of 30 days after the earlier of (i) written notice thereof has been given by Administrative Agent to such Loan Party or (ii) a Responsible Officer of a Loan Party obtains actual knowledge thereof (provided that such 30-day cure period does not apply to covenants of Loan Parties relating to statements, certificates and notices to be given by a Loan Party, but a three-day grace period will apply);

(d) default occurs in the performance of the covenants and agreements of any Loan Party contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, or Section 10;

(e) any of the Loan Documents executed by a Loan Party ceases, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Loan Party in accordance with the terms thereof or in any way terminates or becomes or is declared ineffective or inoperative or in any way whatsoever ceases to give or provide the respective Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, or any of the same is asserted in writing by any Loan Party;

(f) default occurs in the payment of any recourse Indebtedness of any Loan Party (other than the Obligations), in an aggregate amount greater than or equal to $10,000,000, and such default continues for more than the applicable period of grace, if any;

(g) any Loan Party, Investment Manager or General Partner: (i) applies for or consent to the appointment of a receiver, trustee, custodian (as such term is defined in 11 U.S.C. §101(11) or the corresponding provision of any successor law), intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) files a voluntary petition in bankruptcy; (iii) fails generally to pay its debts as they become due (unless those debts are subject to a bona fide dispute as to liability or amount) or admits in writing that it is unable to pay its debts as they become due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or answer or otherwise commences a judicial or administrative proceeding seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (vi) files an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vii) takes partnership or corporate action for the purpose of effecting any of the foregoing;

(h) the commencement of any judicial, administrative or other proceeding under any Debtor Relief Laws relating to any Loan Party, Investment Manager or General Partner or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of 60 days; or an order for relief, judgment or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of any Loan Party, Investment Manager or General Partner or appointing a receiver, custodian (as such term is defined in 11 U.S.C. §101(11) or the corresponding provision of any successor law), trustee, intervenor, liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets;

(i) any: (i) final judgments or orders for the payment of money against any Loan Party or General Partner in an aggregate amount (as to all such judgments or orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) non-monetary final judgments against any Loan Party or General Partner that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j) [reserved;]

(k) a Change of Control occurs;

(l) General Partner, Investment Manager, any Intermediary or any other Investor that is an Affiliate of JPMorgan Chase & Co. (not including employee investors) repudiates, challenges, or declares unenforceable its obligation to make Capital Contributions to the applicable Pledgor pursuant to its Capital Commitments or otherwise disaffirms the provisions of the Governing Agreement, or fails to make a Capital Contribution to the applicable Pledgor within three Business Days of when due;

(m) one or more Investors having Capital Commitments aggregating 15% or greater of the aggregate Capital Commitments of all Investors default in their obligation to fund any Capital Call within 15 Business Days of the date required pursuant to any Capital Call Notice (without regard to any notice or cure periods);

(n) any Borrower fails to maintain Operating Company status, or the underlying assets of any Borrower constitute Plan Assets without satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions); or

(o) any event caused by any Borrower or Guarantor shall occur which gives rise to a non-exempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any transaction contemplated by the Loan Documents, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

11.02 Remedies Upon Event of Default. If an Event of Default has occurred and is continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, will: (a) suspend the Commitments of Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions until such Event of Default is cured; (b) terminate the Commitment of Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions hereunder; (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including the liability to fund the Letter of Credit Obligations hereunder), whereupon the same will forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Loan Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) require that each Borrower Party Cash Collateralize its respective Letter of Credit Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); (e) exercise any right, privilege, or power set forth in Section 5.02, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments; or (f) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided, however, that if any Event of Default specified in Section 11.01(g) or Section 11.01(h) occurs, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions will immediately and automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically then become due and payable, and the obligation of the Borrower Parties to Cash Collateralize the Letter of Credit Obligations as aforesaid will automatically then become effective, in each case without further act of Administrative Agent, any Lender or the Letter of Credit Issuer, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives.

11.03 Performance by Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but is not obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, each Loan Party will, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor any other Secured Party assumes any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action will Administrative Agent or any other Secured Party be deemed to create a partnership arrangement with any Loan Party or any related Person.

11.04 Application of Funds. After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations, Administrative Agent will, subject to the provisions of Sections 2.15 and 2.17, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the Letter of Credit Issuer, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by a Borrower Party pursuant to Sections 2.07 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower Parties or as otherwise required by Law.

Subject to Sections 2.07(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above.

12. ADMINISTRATIVE AGENT.

12.01 Appointment and Authority. Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints U.S. Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of the Secured Parties, and no Loan Party will have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02 Rights as a Lender. The Person serving as Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03 Exculpatory Provisions. Neither Administrative Agent nor the Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arranger, as applicable:

(a) is not subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) does not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents); provided that, Administrative Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) does not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and is not liable for the failure to disclose, to any Lender or Letter of Credit Issuer, any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any of the Loan Parties, any Investor, or any of their Affiliates, that is communicated to, obtained or in the possession of Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein.

Administrative Agent is not liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as is necessary, or as Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 11.02 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent is hereby deemed not to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders) unless and until notice describing the same is given in writing to Administrative Agent by a Loan Party, a Lender or Letter of Credit Issuer

Administrative Agent is not responsible for nor does it have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

12.04 Reliance. The Secured Parties are entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless Administrative Agent has received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and is not liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.06 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Loan Parties. Upon receipt of any such notice of resignation, the Required Lenders have the right, in consultation with the Borrowers, to appoint a successor, which must be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to) on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event may such successor Administrative Agent be a Defaulting Lender. Whether or not a successor Administrative Agent has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Loan Parties and such Person and remove such Person as Administrative Agent, and, in consultation with the Borrowers, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment, within 30 days (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal will nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent will be automatically discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the Letter of

Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent will continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent will instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent will be automatically discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower Parties to a successor Administrative Agent will be the same as those payable to its predecessor unless otherwise agreed between the Borrower Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 13.06 will continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them: (x) while the retiring Administrative Agent was acting as Administrative Agent; and (y) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of any of the Secured Parties, and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by U.S. Bank as Administrative Agent pursuant to this Section 12.06 will also constitute its resignation as Letter of Credit Issuer. If U.S. Bank resigns as Letter of Credit Issuer, it will retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(c). In the event of any such resignation as Letter of Credit Issuer, the Borrower Parties will be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder (which successor must in all cases be a Lender other than a Defaulting Lender); provided, however, that no failure by the Borrower Parties to appoint any such successor will affect the resignation of U.S. Bank as Letter of Credit Issuer. Upon the appointment by the Borrower Parties of a successor Letter of Credit Issuer hereunder: (i) such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (ii) the retiring Letter of Credit Issuer will be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Letter of Credit Issuer will issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to U.S. Bank to effectively assume the obligations of U.S. Bank with respect to such Letters of Credit.

12.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer expressly acknowledges that none of Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arranger to any Lender or the Letter of Credit Issuer as to any matter, including whether

Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Letter of Credit Issuer represents to Administrative Agent and the Arranger that it has, independently and without reliance upon Administrative Agent, the Arranger, any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower Parties hereunder. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arranger, any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the Letter of Credit Issuer represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or Letter of Credit Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Letter of Credit Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Letter of Credit Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the Letter of Credit Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

12.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger listed on the cover page hereof has any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

12.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligations will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Loan Parties) will be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.12, 2.11 and 2.12 otherwise hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent consents to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Nothing contained herein is deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or the Letter of Credit Issuer in any such proceeding.

12.10 Collateral Matters. Without limiting the provisions of Section 12.09, Lenders and the Letter of Credit Issuer irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit prior to draws thereon (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Letter of Credit Issuer have been made); (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 12.10.

12.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Arranger, and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using Plan Assets with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or the Loan Documents;

(ii) the transaction exemption set forth in one or more prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time (a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Loan Documents;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and the Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Loan Documents; or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of Administrative Agent, the Arranger, or their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and the Loan Documents (including in connection with the reservation or exercise of any rights by Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).

12.12 Erroneous Payments.

(a) If Administrative Agent notifies a Lender, Letter of Credit Issuer or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.12(b).

(c) Each Lender Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Credit Agreement.

(d) An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable Law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment.

(f) Each party’s agreements under this Section 12.12 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

13. MISCELLANEOUS.

13.01 Amendments. Neither this Credit Agreement nor any other Loan Document to which any Loan Party is a party (other than any fee letter, which may be amended, waived, discharged or terminated in accordance with its terms) nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or Administrative Agent (based upon the written approval of Required Lenders, on their behalf), or the Required Lenders, on the one hand, and such Loan Party on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination will be signed by Administrative Agent or all Lenders (or Administrative Agent based upon the written approval of all Lenders, on their behalf), as applicable, on the one hand, and the applicable Loan Parties, on the other hand; provided further, that no such amendment, waiver, discharge, or termination will:

(a) without the consent of each Lender affected thereby:

(i) extend (other than pursuant to Section 2.15) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.02), or alter the provisions relating to any fees (or any other payments) payable to such Lender;

(ii) postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii) reduce the principal of (except as a result of the application of payments or prepayments), or the rate of interest specified herein on, any Loan or L/C Borrowing, or alter the computation of Letter of Credit Fees (including pursuant to a revision to the definition of Applicable Margin), or reduce any fees or other amounts payable to any Lender or Letter of Credit Issuer hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders is necessary to amend the definition of Default Rate or to waive any obligation of any Borrower Party to pay interest or Letter of Credit Fees at the Default Rate;

(b) without the consent of all Lenders:

(i) change Section 11.04 in a manner that would alter the pro rata sharing of payments required thereby;

(ii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in a Guarantor permitted hereunder;

(iii) release any Guarantor from the Guaranty;

(iv) permit the cancellation, excuse, reduction, suspension or deferment of the Capital Commitment of any Borrowing Base Investor;

(v) amend the definition of “Applicable Requirement” or any of the related defined terms;

(vi) amend the definition of “Available Loan Amount” or any of the related defined terms (except that the definition of “Maximum Commitment” may be revised to increase or decrease such amount pursuant to its terms);

(vii) amend the definition of “Exclusion Event” or any of the related defined terms;

(viii) amend the definition of “Borrowing Base Investor” or any of the related defined terms;

(ix) change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(xi) amend the terms of this Section 13.01.

Notwithstanding the above: (A) no provisions of Section 12 may be amended or modified without the consent of Administrative Agent; (B) no provisions of Section 2.07 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Sections 9 and 10 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Sections 9 or 10 requires the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders will require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 10: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. Administrative Agent may, after consultation with the Loan Parties, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

If Administrative Agent requests the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and does not receive such consent or denial thereof in writing within 10 Business Days of the making of such request by Administrative Agent, as the case may be, such Lender will be deemed to have given its consent to the request.

13.02 Right of Setoff. If an Event of Default has occurred and is continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer or their respective Affiliates, irrespective of whether or not Administrative Agent, such Lender, the Letter of Credit Issuer or Affiliate has made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Letter of Credit Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender exercises any such right of setoff: (a) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties; and (b) such Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Loan Parties and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.

13.03 Sharing of Payments by Lenders. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of the Loans made by it, or the participations in the Letter of Credit Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion will:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and subparticipations in the Letter of Credit Obligations of the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section may not be construed to apply to: (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (y) the application of Cash Collateral provided for in Section 2.16; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in the Letter of Credit Obligations to any Assignee or Participant, other than an assignment to a Loan Party (as to which the provisions of this Section will apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.04 Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent, any Lender, or the Letter of Credit Issuer, or Administrative Agent, any Lender, or the Letter of Credit Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such Lender, or the Letter of Credit Issuer, each in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Letter of Credit Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Letter of Credit Issuer under clause (b) of the preceding sentence will survive the payment in full of the Obligations and the termination of this Credit Agreement.

13.05 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Letter of Credit Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them are vested exclusively in, and all actions and proceedings at Law in connection with such enforcement will be instituted and maintained exclusively by, Administrative Agent in accordance with Section 11.02 for the benefit of all Lenders and Letter of Credit Issuer; provided, however, that the foregoing will not prohibit: (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the Letter of Credit Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 13.02 (subject to the terms of Section 13.03); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders will have the rights otherwise ascribed to Administrative Agent pursuant to Section 11.02; and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 13.03, any Secured Party may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

13.06 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower Parties will pay: (i) all reasonable and documented expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one firm of outside (plus any local or special counsel or additional counsel required as a result of any conflict) counsel for Administrative Agent), in connection with the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated); (ii) all reasonable and documented expenses incurred by Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all invoiced out-of-pocket expenses incurred by Administrative Agent, any Lender or Letter of Credit Issuer (including the fees, charges and disbursements of one firm of outside counsel (plus any local or special counsel or additional counsel required as a result of any conflict) for Administrative Agent, any Lender or Letter of Credit Issuer, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Loan Parties. The Borrower Parties hereby indemnify Administrative Agent (and any sub-agent thereof), each Lender and Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for the Indemnitees (it being understood that the legal fees and expenses pursuant to this clause (b) shall be limited to the reasonable and documented fees and expenses incurred by one firm of counsel (plus any local or special counsel or additional counsel required as a result of any conflict) for the Indemnitees, taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower Party or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 4.01, this Section 13.06(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Borrower Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity. The obligations of Lenders under this subsection (c) are several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party may assert, and each Loan Party hereby waives, and acknowledges that no other Person will have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section are payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 13.07(f) will survive the resignation of Administrative Agent, the Letter of Credit Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations (other than any contingent Obligations for which no claim has been made).

13.07 Notices.

(a) Notices Generally. Except where telephonic notices are expressly authorized to be given, and except as provided in subsection (c) below, any notice or other communication which any party hereto may be required or may desire to give under the Loan Documents must be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone must be made to the applicable telephone number, as follows:

(i) If to any Loan Party, General Partner or Administrative Agent, at its notice address and numbers set forth on Schedule 13.07 attached hereto provided, however, that notices to be delivered to any Loan Party may be sent to the attention of the Initial Borrower, and notices from any Loan Party may be delivered by the Initial Borrower, and, in furtherance of the foregoing, each other Loan Party hereby appoints the Initial Borrower as its duly appointed agent and attorney-in-fact to act in its stead for such purposes under the Loan Documents, and agrees that it is liable for, and bound by, any and all actions of the Initial Borrower so made or taken. If to any Lender (other than directly from Administrative Agent), in care of Administrative Agent (which will promptly provide a copy thereof to such Lender), at Administrative Agent’s notice address and numbers set forth on Schedule 13.07 attached hereto, and if to any Lender directly from Administrative Agent, at such Lender’s notice address and numbers set forth on its Administrative Questionnaire.

(ii) Each Loan Party and the General Partner, or Administrative Agent and the Letter of Credit Issuer may change its address and other delivery information for notices and other communications under the Loan Documents by notice to the other parties hereto pursuant to this Section 13.07. Each Lender may change its address and other delivery information for notices and other communications under the Loan Documents by notice to the Loan Parties, Administrative Agent and the Letter of Credit Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record: (x) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent; and (y) accurate wire instructions for such Lender.

(iii) With respect to any notice received by Administrative Agent from any Loan Party or any Investor not otherwise addressed herein, Administrative Agent will notify Lenders promptly of the receipt of such notice, and will provide copies thereof to Lenders. When determining the prior days’ notice required for any Request for Credit Extension or other notice to be provided by a Loan Party or an Investor hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) will not be counted, but the day of the related Credit Extension or other relevant action will be counted.

(b) Effectiveness of Delivery. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, are hereby deemed to be given when received; notices and other communications sent by facsimile are hereby deemed to be given when sent (except that, if not given during normal business hours for the recipient, are deemed to be given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, are hereby deemed to be given on the day and at the time reciprocal communication (i.e., direct communication between two or more Persons, which does not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices and other communications delivered by electronic communications to the extent provided in subsection (c) below, will be effective as provided in subsection (d).

(c) Electronic Communications. Notices and other communications to Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing does not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent, Letter of Credit Issuer or any Loan Party may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d) Effectiveness of Electronic Communications. Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address are hereby deemed to be received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website are hereby deemed to be received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication is hereby deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event will Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Loan Party Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(f) Reliance by Secured Parties. The Secured Parties are entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower Parties hereby indemnify each Secured Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower Party, except to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Secured Party or Related Party, as applicable. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.08 Governing Law.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH LOAN PARTY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY, GENERAL PARTNER, ANY INVESTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.07. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.10 Invalid Provisions. If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents will not be affected or impaired thereby and (b) the parties will endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13.10, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders will be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or Letter of Credit Issuer, as applicable, then such provisions will be deemed to be in effect only to the extent not so limited.

13.11 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 13.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 13.11; or (iii) by way of pledge or assignment, or grant, of a security interest subject to the restrictions of clause (f) of this Section 13.11 (and any other attempted assignment or transfer by any party hereto will be null and void). Nothing in this Credit Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment is subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subclause (A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, may not be less than $2,500,000, and the Commitment of each Lender shall not be less than $5,000,000, in either case, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment will be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent will be required for any assignment except to the extent required by subsection 13.11(b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) will be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrowers will be deemed to have consented to any such assignment unless the Borrowers object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) will be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment will execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. An assignment by any Lender, unless otherwise agreed by the Borrowers, will be at such Lender’s expense, including the reasonable fees, charges and disbursements of counsel to Administrative Agent incurred in connection with any such assignment. The Assignee, if it is not a Lender, will deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment may be made: (A) to a Loan Party or any Affiliate or Subsidiary of any Loan Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Borrower-Requested Assignments. Each assignment made as a result of a demand by the Borrower Parties under Section 13.12 will be arranged by the Borrower Parties after consultation with Administrative Agent and will be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment may be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Parties and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Secured Party hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder will become effective under applicable Law without compliance with the provisions of this paragraph, then the Assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c) Effect of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder will become a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder will, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender will cease to be a party hereto) but will continue to be entitled to the benefits and obligations of Sections 4.01, 4.04 and 13.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each applicable Borrower Party (at its expense) agrees to execute and deliver a Note to the Assignee, and the applicable existing Note or Notes will be returned to the applicable Borrower Party. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection will be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties (such agency being solely for tax purposes), will maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register will be conclusive absent manifest error, and each Loan Party, Administrative Agent and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit

Agreement, unless a written notice of assignment, negotiation or transfer thereof has been filed with Administrative Agent in accordance with Section 13.11. The Register will be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, or a Loan Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement will remain unchanged; (ii) such Lender will remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Loan Party, Administrative Agent and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender will be responsible for the indemnity under Section 13.06(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation will provide that such Lender retains the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 13.01 that directly affects such Participant. Each Borrower Party agrees that each Participant is entitled to the benefits of Sections 4.01 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11 (it being understood that the documentation required under Section 4.01(e) will be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.05 and 13.12 as if it were an Assignee under clause (b) of this Section; and (B) is not entitled to receive any greater payment under Sections 4.01 and 4.04 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Parties’ request and expense, to use reasonable efforts to cooperate with the Borrower Parties to effectuate the provisions of Section 4.05 with respect to any Participant. To the extent permitted by law, each Participant is also entitled to the benefits of Section 13.02 as though it were a Lender, provided such Participant agrees to be subject to Section 13.03 as though it were a Lender. Each Lender that sells a participation will, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register will be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g) Resignation as Letter of Credit Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time U.S. Bank assigns all of its Commitment and Loans pursuant to Section 13.11(b), U.S. Bank may, upon 30 days’ notice to the Borrower Parties and Lenders, resign as Letter of Credit Issuer. In the event of any such resignation as Letter of Credit Issuer, the Borrower Parties will be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder; provided, however, that no failure by the Borrower Parties to appoint any such successor will affect the resignation of U.S. Bank as Letter of Credit Issuer. If U.S. Bank resigns as Letter of Credit Issuer, it will retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07). Upon the appointment of a successor Letter of Credit Issuer: (i) such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; and (ii) the successor Letter of Credit Issuer will issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to U.S. Bank to effectively assume the obligations of U.S. Bank with respect to such Letters of Credit.

13.12 Replacement of Lenders. If the Borrower Parties are entitled to replace a Lender pursuant to the provisions of Section 4.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower Parties may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that will assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower Parties have paid to Administrative Agent the assignment fee (if any) specified in Section 13.11(b); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such assignment fee in the case of any assignment;

(b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee has consented to the applicable amendment, waiver or consent.

A Lender will not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Parties to require such assignment and delegation cease to apply.

13.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders will never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest is hereby deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess will forthwith be paid to the applicable Borrower Party. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Borrower Party and Lenders will, to the maximum extent permitted under applicable Law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders will refund to the applicable Borrower Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders will not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable Law” means the Law in effect as of the date hereof; provided, however, that in the event there is a change in the Law which results in a higher permissible rate of interest, then the Loan Documents will be governed by such new Law as of its effective date.

13.14 Headings. Section headings are for convenience of reference only and may in no way affect the interpretation of this Credit Agreement.

13.15 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith will survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent, each Lender and the Letter of Credit Issuer, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that a Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and will continue in full force and effect as long as any Loan or any other Obligation hereunder remains unpaid or unsatisfied or any Letter of Credit remains outstanding.

13.16 Limited Liability of Investors. Except with respect to any expenses and losses arising from any Loan Party’s General Partner’s gross negligence, intentional misrepresentation, fraud or willful misapplication of proceeds in contravention of this Credit Agreement (regardless of whether General Partner is acting in its own capacity or in its capacity as a manager or a general partner of a Loan Party), for which there will be full recourse to General Partner, none of the Investors, including the General Partner, will have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 13.16 or in any of the other provisions of the Loan Documents will be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Loan Party, or of any Investor to make its Capital Contributions to any Pledgor in accordance with the terms of the applicable Governing Agreement and its Subscription Agreement. Notwithstanding anything contained in this Section 13.16, the payment and performance of the Obligations is fully recourse to the Loan Parties (but not General Partner, except as expressly provided herein) and their respective properties and assets.

13.17 Confidentiality. Each of Administrative Agent, each Lender and the Letter of Credit Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Credit Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower Parties and their obligations, this Credit Agreement or payments hereunder; (g) on a confidential basis to: (i) any rating agency in connection with rating any Borrower Party or its Subsidiaries or the credit facility provided hereunder; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder; (h) with the consent of the applicable Loan Party; or (i) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; (y) becomes available to any Secured Party on a nonconfidential basis from a source other than a Loan Party; or (z) was independently developed by any Secured Party other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Secured Party on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, any Secured Party may disclose the existence of this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to such Secured Party in connection with the administration of this Credit Agreement and nonconfidential information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to such Secured Party in connection with the administration of this Credit Agreement, the other Loan Documents and the Commitments.

13.18 USA Patriot Act; KYC Notice. Each Lender and Letter of Credit Issuer that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Secured Party, as applicable, to identify the Loan Parties in accordance with the Patriot Act. Each Loan Party will, promptly following a request by Administrative Agent, the Letter of Credit Issuer or any Lender, provide all documentation and other information that Administrative Agent or such Letter of Credit Issuer or Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by Secured Parties and the Arranger are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and Secured Parties and the Arranger, on the other hand; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Arranger and each Secured Party each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or its Affiliates, or any other Person; and (ii) neither the Arranger nor any Secured Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Secured Parties, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Secured Party nor the Arranger has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against any Secured Party and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.20 Electronic Execution of Assignments and Certain Other Documents.

(a) The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers or consents) are deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, and any other Electronic Record.

(b) This Credit Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Credit Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each such Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered or a paper-based recordkeeping system was used, as the case may be. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (i) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

13.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Letter of Credit Issuer that is an Affected Financial Institution is a party to this Credit Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.22 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Administrative Agent or the Letter of Credit Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Credit Agreement will become effective when it has been executed by Administrative Agent and when Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by fax or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Credit Agreement.

13.23 Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a QFC Covered Entity that is party to a Supported QFC (each, a “QFC Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such QFC Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a QFC Covered Party or a BHC Act Affiliate of a QFC Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, QFC Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such QFC Covered Party are permitted to be exercised to no greater extent than such QFC Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any QFC Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“QFC Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

Remainder of Page Intentionally Left Blank

Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

J.P. MORGAN REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	J.P. Morgan Real Estate Income Trust, Inc., its sole general partner

By:	/s/ Dave S. Esrig
Name: Dave S. Esrig Title: Co-President

GUARANTOR:

J.P. MORGAN REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ Dave S. Esrig
Name: Dave S. Esrig Title: Co-President

Revolving Credit Agreement

Signature Page

The undersigned Investment Manager joins in this Credit Agreement solely for the purpose of acknowledging Section 5.03 hereof.

INVESTMENT MANAGER: J.P. MORGAN INVESTMENT MANAGEMENT INC.,

By:	/s/ Christian Porwoll
Name: Christian Porwoll Title: Managing Director

Revolving Credit Agreement

Signature Page

ADMINISTRATIVE AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, the Letter of Credit Issuer and a Lender

By:	/s/ Jeffrey Genuino
Name: Jeffrey Genuino
Title: Senior Vice President

Revolving Credit Agreement

Signature Page

Schedule 1.01

LENDER COMMITMENTS

Name	Commitment	Applicable Percentage
U.S. Bank National Association	$65,000,000.00	100%
TOTAL	$65,000,000.00	100%

Schedule 1.01

Schedule 2.01

Exclusion Event Annex

Net Worth Calculation for Non-Rated Included

(in 000’s)
[Name of Investor]
Annual Financial Statements	Total Assets	Total Liabilities	Net Assets	75% Minimum Threshold
[Name of Investor]
Annual Financial Statements	Total Assets	Total Liabilities	Net Assets	75% Minimum Threshold
[Name of Investor]
Annual Financial Statements	Total Assets	Total Liabilities	Net Assets	75% Minimum Threshold

Schedule 2.01